$515,000,000
THIRD AMENDED AND RESTATED
CREDIT AGREEMENT
dated as of January 24, 2007
by and among
THE GEO GROUP, INC.
(formerly known as Wackenhut Corrections Corporation),
as Borrower,
the Lenders referred to herein,
and
BNP PARIBAS,
as Administrative Agent

BNP PARIBAS SECURITIES CORP.,
as Lead Arranger and Syndication Agent

     i

(continued)

(continued)

(continued)

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		Page
SECTION 14.23	Incremental Term Loans	94
SECTION 14.24	USA PATRIOT Act	95
SECTION 14.25	Transition Provisions	95
     v

(continued)

EXHIBITS

Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Swingline Note
Exhibit A-3	-	Form of Term Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	[Reserved]
Exhibit G	-	Form of Officer’s Compliance Certificate
Exhibit H	-	Form of Assignment and Acceptance
Exhibit I	-	Form of Guaranty Agreement
Exhibit J	-	Form of Collateral Agreement
Exhibit K	-	Form of Joinder Agreement
Exhibit L	-	Form of Collateral Assignment
Exhibit M	-	Form of Lender Addendum

SCHEDULES

Schedule 1.1(a)	-	Unrestricted Subsidiaries
Schedule 4.4(b)(iii)(y)	-	Fifty Percent (50%) Assets
Schedule 4.4(b)(iii)(z)	-	Zero Percent (0%) Assets
Schedule 6.2(g)	-	Acquisition
Schedule 7.1(a)	-	Jurisdictions of Organization and Qualification
Schedule 7.1(b)	-	Subsidiaries and Capitalization
Schedule 7.1(i)	-	ERISA Plans
Schedule 7.1(l)	-	Material Contracts
Schedule 7.1(m)	-	Labor and Collective Bargaining Agreements
Schedule 7.1(r)	-	Real Estate Owned
Schedule 7.1(t)	-	Debt and Guaranty Obligations
Schedule 7.1(u)	-	Litigation
Schedule 10.1	-	EBITDA for Target Company and its Subsidiaries
Schedule 11.2	-	Existing Liens
Schedule 11.3(a)	-	Existing Loans, Advances and Investments
Schedule 11.3(i)	-	Specified Investments

     This THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of January 24, 2007 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), by and among THE GEO GROUP, INC. (formerly known as Wackenhut Corrections Corporation), a Florida corporation, as borrower (the “Borrower”), the lenders who are or may become a party to this Agreement, as lenders, and BNP PARIBAS, as administrative agent for the lenders (together with its permitted successors, the “Administrative Agent”).
STATEMENT OF PURPOSE
     WHEREAS, the Borrower, certain financial institutions, as lenders, and BNP Paribas, as administrative agent and as syndication agent, and other parties, entered into a Second Amended and Restated Credit Agreement dated as of September 14, 2005 (as amended, modified or supplemented to the date hereof, the “Existing Facility”).
     WHEREAS, the Borrower has requested that the Lenders (as defined below) extend credit to the Borrower, under the guarantee of the Guarantors (as defined below), in an aggregate principal or face amount not exceeding Five Hundred Fifteen Million Dollars ($515,000,000), to finance the Acquisition (as defined below), to refinance certain indebtedness (including all loans under the Existing Facility) and for other purposes.
     WHEREAS, one of the conditions to the effectiveness of this Agreement is the prior or simultaneous consummation of the Acquisition.
     WHEREAS, the parties hereto desire to amend and restate the Existing Facility as provided herein.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree that the Existing Facility shall be amended and restated in its entirety as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:
     “Acquisition” means the acquisition by the CPT Acquisition Subsidiary of 100% of the outstanding capital stock of the Target Company in accordance with the Merger Agreement.
     “Acquisition Date” means the date on which the Acquisition is consummated.
     “Additional Capital Expenditures Basket” has the meaning assigned thereto in Section 10.3.
     “Administrative Agent” has the meaning assigned thereto in the Preamble hereof.
     “Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 14.1(c).
     “Affiliate” means, with respect to any Person, any other Person (other than a Restricted Subsidiary of the Borrower) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term “control” means (a) the power to vote ten percent (10%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
     “Aggregate Commitment” means the aggregate amount of the Lenders’ Commitments hereunder, as such amount may be reduced or otherwise modified at any time or from time to time pursuant to the terms hereof. On the Closing Date, the Aggregate Commitment shall be Five Hundred Fifteen Million Dollars ($515,000,000).
     “Agreement” has the meaning assigned thereto in the Preamble hereof.
     “Alternative Currency” means (a) Euros, (b) the Pound Sterling, (c) the Australian Dollar, (d) the South African Rand and (e) with the prior written consent of the Issuing Lender, any other lawful currency (other than Dollars); provided that in each case of (a) through (e) above, such currency is freely transferable and convertible into Dollars in the United States currency market and freely available to the Issuing Lender in the London interbank deposit market.
     “Alternative Currency Letter of Credit” means any Letter of Credit denominated in an Alternative Currency and all such Alternative Currency Letters of Credit collectively as the context requires.
     “Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.
     “Applicable Margin” has the meaning assigned thereto in Section 5.1(c).
     “Application” means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.
     “Approved Fund” means any Person (other than a natural Person), including, without limitation, any special purpose entity, that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business; provided that such Approved Fund must be administered by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Assignment Agreement” has the meaning set forth in the Collateral Agreement.
     “Assignment and Acceptance” has the meaning assigned thereto in Section 14.10.
     “Assignment of Claims Act” means Assignment of Claims Act of 1940 (41 U.S.C. Section 15, 31 U.S.C. Section 3737, and 31 U.S.C. Section 3727), including all amendments thereto and regulations promulgated thereunder.
     “Australian Dollars” means, at any time of determination, the then official currency of Australia.
     “Base Rate” means, at any time, the higher of (a) the Prime Rate and (b) the Federal Funds Rate plus 1/2 of 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.

     “Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 5.1(a).
     “Benefited Lender” has the meaning assigned thereto in Section 5.6.
     “Borrower” has the meaning assigned thereto in the Preamble hereof.
     “Broward Transition Center” means the correctional facility located in Broward Country, Florida to be acquired by the CPT Acquisition Subsidiary on the Acquisition Date.
     “Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in New York, New York, are open for the conduct of their domestic or international commercial banking business, as applicable, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market. Notwithstanding the foregoing, with respect to any amount denominated or to be denominated in Euros, any reference to a “Business Day” shall be construed as a reference to a day (other than a Saturday or Sunday) on which banks are generally open for business in New York, New York and prime banks in London generally provide quotations for deposits denominated in Euros.
     “Calculation Date” has the meaning assigned thereto in Section 5.1(c).
     “Capital Asset” means, with respect to the Borrower and its Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of the Borrower and its Subsidiaries.
     “Capital Expenditures” means with respect to the Borrower and its Restricted Subsidiaries for any period, the aggregate cost of all Capital Assets acquired by the Borrower and its Restricted Subsidiaries during such period, other than Reimbursed Capital Expenditures, as determined in accordance with GAAP.
     “Capital Lease” means any lease of any property by the Borrower or any of its Restricted Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries, other than any leases entered into in connection with Non-Recourse Project Financing Indebtedness.
     “CentraCore Transactions” means, collectively, the following transactions that shall occur substantially contemporaneously (a) the consummation of the Acquisition, (b) the capitalization, with equity and/or inter-company loans, in cash, of the CPT Acquisition Subsidiary by the Borrower with up to Four Hundred Thirty-Two Million Dollars ($432,000,000) in aggregate (including transaction fees and expenses), (c) the merger of the Target Company with and into the CPT Acquisition Subsidiary and (d) the other transactions contemplated by the Merger Agreement.
     “Change in Control” has the meaning assigned thereto in Section 12.1(h).
     “Closing Date” means the Business Day upon which each condition described in Section 6.2 shall be satisfied or waived in all respects in a manner acceptable to the Administrative Agent, in its sole discretion.

     “Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or modified from time to time.
     “Collateral” means the collateral security for the Obligations pledged or granted pursuant to the Security Documents.
     “Collateral Agreement” means the Third Amended and Restated Collateral Agreement of even date executed by the Borrower and each Restricted Domestic Subsidiary in favor of the Administrative Agent for the ratable benefit of itself and the Lenders, substantially in the form of Exhibit J, as further amended, restated, supplemented or otherwise modified from time to time.
     “Collateral Assignment” means the Third Amended and Restated Collateral Assignment Agreement of even date herewith executed by the Borrower or any of its Restricted Subsidiaries, as applicable, substantially in the form of Exhibit L, in favor of the Administrative Agent for the ratable benefit of itself and the Lenders, as further amended, restated, supplemented or otherwise modified from time to time.
     “Commitment” means, as to any Lender, the sum of such Lender’s Revolving Credit Commitment and Term Loan Commitment(s), as set forth in the Register, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The initial Revolving Credit Commitment of each Lender is set forth on the applicable Lender Addendum or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Credit Commitment. The Initial Term Loan Commitment of each Lender is set forth on the applicable Lender Addendum or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Initial Term Loan Commitment. The Incremental Term Loan Commitment of each Lender shall be set forth on the applicable Incremental Term Loan Addendum or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Incremental Term Loan Commitment.
     “Commitment Percentage” means, as to any Lender at any time, the ratio of (a) the sum of the Revolving Credit Commitment of such Lender and the outstanding principal balance of the Term Loan(s) of such Lender to (b) the sum of the aggregate Revolving Credit Commitments of all Lenders and the aggregate outstanding principal balance of the Term Loans of all Lenders.
     “Consolidated” means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.
     “CPT Acquisition Subsidiary” means GEO Acquisition II, Inc., a Wholly-Owned Subsidiary created by the Borrower to merge with the Target Company in order to consummate the Acquisition and, following such merger, shall be the surviving entity.
     “Credit Facility” means, collectively, the Revolving Credit Facility, the Term Loan Facility, the Swingline Facility and the L/C Facility.
     “Debt” means, with respect to the Borrower and its Subsidiaries at any date and without duplication, the sum of the following calculated in accordance with GAAP: (a) all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, (b) all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition agreements, except for non-competition agreements in existence as of the Closing Date with Persons who are employees of the Borrower or its Subsidiaries), except trade payables arising in the ordinary course of business not more than ninety (90) days past due or payable on such later date as is customary in the trade, (c) all obligations of any such Person as lessee under Capital Leases (other than the existing Florence West, Arizona lease and the existing Phoenix, Arizona lease), (d) all Debt of any other Person secured by a Lien on any asset of the Borrower or of any of its Restricted Subsidiaries (other than assets consisting of rights under any Government Contract assigned by the Borrower or any of its Restricted Subsidiaries to secure any Non-Recourse Project Financing Indebtedness related to such Government Contract), (e) all Guaranty Obligations of any such Person, (f) all obligations, contingent or otherwise, of any such Person under letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person, (g) all obligations of any such Person to redeem, repurchase, exchange, defease or otherwise make payments in respect of capital stock or other securities or partnership interests of such Person, (h) all net payment obligations incurred by any such Person pursuant to Hedging Agreements (which shall be deemed to be the Termination Value thereof as of the date of calculation), to the extent such net payment obligations exceed One Million Dollars ($1,000,000) on the date of determination, except for any net payment obligations associated with any Non-Recourse Project Financing Indebtedness, (i) all outstanding payment obligations with respect to Synthetic Leases, (j) the outstanding attributed principal amount under any asset securitization program and (k) all outstanding payment obligations with respect to performance surety bonds that have been drawn upon.
     “Default” means any of the events specified in Section 12.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.
     “Delaney Hall Facility” means the correctional facility located in Newark, New Jersey owned by CPT Operating Partnership L.P. on the Acquisition Date.
     “Disputes” shall have the meaning set forth in Section 14.6.
     “Dollar Amount” means (a) with respect to each Letter of Credit issued or extended (or to be issued or extended), in Dollars, the principal amount thereof and (b) on any date, with respect to any sum expressed in an Alternative Currency (including the face amount of any Alternative Currency Letter of Credit), the amount of Dollars which is equivalent to the amount so expressed in an Alternative Currency, at the spot exchange rate quoted by the Issuing Lender at the office of the Issuing Lender’s Correspondent to prime banks in New York in the New York foreign exchange market of the relevant Alternative Currency at approximately 11:00 a.m. (New York time) on such date.
     “Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.
     “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
     “EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Restricted Subsidiaries in accordance with GAAP: (a) Net Income for such period plus (b) the sum of the following to the extent deducted in determining Net Income: (i) income and franchise taxes, (ii) Interest Expense, (iii) amortization, depreciation and other non-cash charges (excluding insurance reserves), (iv) extraordinary losses and (v) start-up costs incurred in connection with new facilities (provided that for any four (4) Fiscal Quarter period, the maximum amount that may be added to EBITDA pursuant to this clause (v) shall be the lesser of Five Million Dollars ($5,000,000) or fifty percent (50%) of such start-up costs incurred during such four (4) Fiscal Quarter period) less (c) to the extent added in determining Net Income: (1) interest income and any extraordinary gains, (2) Non-Recourse Debt Service and (3) any rental payments paid in cash under that certain Lease Agreement dated January 7, 2000 between the Borrower and CPT Operating Partnership L.P. with respect to the facility known as the Jena Juvenile Justice Center in Jena, Louisiana.
     “Eligible Assignee” means, with respect to any assignment of the rights, interest and obligations of a Lender hereunder, a Person that is at the time of such assignment (a) a commercial bank organized under the laws of the United States or any state thereof, having combined capital and surplus in excess of Five Hundred Million Dollars ($500,000,000), (b) a commercial bank organized under the laws of any other country that is a member of the Organization of Economic Cooperation and Development, or a political subdivision of any such country, having combined capital and surplus in excess of Five Hundred Million Dollars ($500,000,000), (c) a finance company, insurance company or other financial institution which in the ordinary course of business extends credit of the type extended hereunder and that has total assets in excess of One Billion Dollars ($1,000,000,000), (d) already a Lender hereunder (whether as an original party to this Agreement or as the assignee of another Lender), (e) the successor (whether by transfer of assets, merger or otherwise) to all or substantially all of the commercial lending business of the assigning Lender, (f) any Affiliate of an assigning Lender, (g) any Approved Fund or (h) any other Person that has been approved in writing as an Eligible Assignee by the Borrower (other than upon the occurrence and during the continuance of any Default or Event of Default) and the Administrative Agent.
     “Eligible Investments” means:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one (1) year from the date of acquisition thereof;
     (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;
     (c) investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from either S&P or Moody’s;
     (d) investments in certificates of deposit, banker’s acceptances and time deposits maturing within (1) one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any state thereof which has a combined capital and surplus and undivided profits of not less than Five Hundred Million Dollars ($500,000,000);
     (e) fully collateralized repurchase agreements with a term of not more than ninety (90) days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (d) of this definition;
     (f) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (e) above; and
     (g) money market accounts with any financial institution whose long-term credit rating is not less than “AAA” by S&P and “Aaa” by Moody’s and whose short-term credit rating is not less than “P-1” by Moody’s and “A-1” by S&P.

     “Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of the Borrower or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained for the employees of the Borrower or any current or former ERISA Affiliate.
     “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.
     “Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.
     “Equity Consideration” shall have the meaning assigned thereto in the definition of “Permitted Acquisition.”
     “ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.
     “ERISA Affiliate” means any Person who together with the Borrower is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
     “Euro” means the single currency of participating member states of the European Union.
     “Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.
     “Event of Default” means any of the events specified in Section 12.1, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.
     “Excess Cash Flow” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Restricted Subsidiaries in accordance with GAAP: (a) EBITDA minus (b) Interest Expense paid in cash minus (c) taxes paid in cash, (d)(i) minus any increases in working capital or (ii) plus any decreases in working capital minus (e) Capital Expenditures to the extent paid in cash, minus (f) all payments and repayments made with respect to the Term Loan Facility.
     “Existing Facility” has the meaning assigned thereto in the Statement of Purpose hereof.

     “Existing Revolving Credit Loan” means the aggregate principal amount of all revolving credit loans under the Existing Facility outstanding immediately prior to the effectiveness of this Agreement.
     “Existing Swingline Loan” means the aggregate principal amount of all swingline loans under the Existing Facility outstanding immediately prior to the effectiveness of this Agreement.
     “Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding and (iv) the aggregate principal amount of all Term Loans made by such Lender then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.
     “FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.
     “Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) representing the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, then “Federal Funds Rate” shall mean a daily rate which is determined, in the reasonable opinion of the Administrative Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (New York time). Rates for weekends or holidays shall be the same as the rate for the most immediately preceding Business Day.
     “Fiscal Quarter” means the fiscal quarter of the Borrower and its Subsidiaries.
     “Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on the last Sunday closest to calendar year end.
     “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
     “GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated and (subject to Section 14.9) consistent with the prior financial practice of the Borrower and its Subsidiaries.
     “Government Contract” means a contract between the Borrower or any Restricted Subsidiary and an agency, department or instrumentality of the United States or any state, municipal or local Governmental Authority located in the United States or all obligations of any such Governmental Authority arising under any Account (as defined in the UCC) now or hereafter owing by any Governmental Authority, as account debtor, to the Borrower or any Restricted Subsidiary.
     “Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, any Governmental Authority.
     “Governmental Authority” means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     “Guarantors” means the Restricted Domestic Subsidiaries and any other Person which, after the Closing Date, becomes a party to the Guaranty Agreement by executing and delivering a Joinder Agreement.
     “Guaranty Agreement” means the Third Amended and Restated Guaranty Agreement of even date executed by the Guarantors in favor of the Administrative Agent for the ratable benefit of itself and the Lenders, substantially in the form of Exhibit I, as further amended, restated, supplemented or otherwise modified from time to time.
     “Guaranty Obligation” means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt or other financial obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other financial obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.
     “Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which are contained in underground or aboveground storage tanks or (g) which contain asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.
     “Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.
     “Hedging Obligations” has the meaning assigned thereto in the definition of “Obligations”.
     “High-Yield Notes” means $150,000,000 8 1/4% senior unsecured high-yield notes due 2013 issued by the Borrower on July 9, 2003, as amended, restated, supplemented or otherwise modified from time to time.
     “High-Yield Note Indenture” means the Indenture under which the High-Yield Notes were issued.
     “Incremental Term Loan Addendum” means, with respect to any Incremental Term Loan Lender, an instrument setting forth the terms and conditions of the Incremental Term Loans of a particular Series in a form approved by the Administrative Agent, to be executed and delivered by such Incremental Term Loan Lender, the Borrower and the Administrative Agent in order to become effective.
     “Incremental Term Loan Commitment” means, with respect to each Incremental Term Loan Lender and a particular Series of Incremental Term Loans, the commitment of such Lender to make Incremental Term Loans of such Series hereunder as set forth on the applicable Incremental Term Loan Addendum delivered by such Lender.
     “Incremental Term Loan Commitment Percentage” means, as to any Lender at any time, the ratio of (a) the amount of the Incremental Term Loan Commitment of such Lender for a particular Series of Incremental Term Loans to (b) the Incremental Term Loan Commitments of all Lenders for that Series of Incremental Term Loans.
     “Incremental Term Loan Lenders” means (a) the Persons that deliver an Incremental Term Loan Addendum (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any Person that has become a party hereto as an Incremental Term Loan Lender pursuant to an Assignment and Acceptance.
     “Incremental Term Loans” shall have the meaning assigned thereto in Section 14.23.
     “Initial Term Loan Commitment” means, with respect to all Lenders, Three Hundred Sixty-Five Million Dollars ($365,000,000) and, with respect to any Lender, the amount set forth on the applicable Lender Addendum or in the Assignment and Acceptance pursuant to which such Lender acquired its interest in the Term Loans advanced on the Closing Date.
     “Initial Term Loan Commitment Percentage” means, as to any Lender at any time, the ratio of (a) the amount of the Initial Term Loan Commitment of such Lender to (b) the Initial Term Loan Commitments of all Lenders.
     “Initial Term Loans” means the term loans made to the Borrower by the Lenders pursuant to Section 4.1.
     “Insurance and Condemnation Proceeds” has the meaning assigned thereto in Section 4.4(b)(iv).
     “Interest Expense” means, with respect to the Borrower and its Restricted Subsidiaries (other than with respect to any Non-Recourse Project Financing Indebtedness) for any period, the gross interest expense (including, without limitation, interest expense attributable to Capital Leases, Synthetic Leases (which shall be treated the same as Capital Leases for purposes of this definition) and all net payment obligations pursuant to Hedging Agreements), all determined for such period on a Consolidated basis, without duplication, in accordance with GAAP except as expressly provided in this definition.
     “Interest Period” has the meaning assigned thereto in Section 5.1(b).
     “Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.
     “ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

     “Issuing Lender” means BNP Paribas, in its capacity as issuer of any Letter of Credit, or any successor thereto, or any other Lender to whom any portion of the L/C Commitment is assigned in the case where the Issuing Lender is not able to issue the requested Letter of Credit.
     “Issuing Lender’s Correspondent” means BNP Paribas, New York Branch, or any other financial institution designated by the Issuing Lender to act as its correspondent hereunder with respect to the issuance and payment of any Alternative Currency Letter of Credit.
     “Joinder Agreement” means collectively, each joinder agreement executed in favor of the Administrative Agent for the ratable benefit of itself and the Lenders, substantially in the form of Exhibit K.
     “L/C Commitment” means the lesser of (a) Ninety-Seven Million Five Hundred Thousand Dollars ($97,500,000) and (b) the Revolving Credit Commitments of all Lenders.
     “L/C Facility” means the letter of credit facility established pursuant to Article III.
     “L/C Obligations” means on any day, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit (provided that the undrawn and unexpired amount of any outstanding Alternative Currency Letter of Credit shall be the Dollar Amount of such Alternative Currency Letter of Credit as determined by the Administrative Agent on such day) and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5 (provided that the amount of any unreimbursed drawing under an Alternative Currency Letter of Credit shall be the Dollar Amount of such amount as determined by the Administrative Agent on such day).
     “L/C Participants” means the collective reference to all the Lenders with Revolving Credit Commitments (or, if the Revolving Credit Commitments have terminated, Lenders with Revolving Credit Commitments immediately before such termination) other than the Issuing Lender.
     “Lender” means each Person that shall have become a party hereto pursuant to a Lender Addendum (including, without limitation, the Issuing Lender and the Swingline Lender unless the context otherwise requires), each Incremental Term Loan Lender and each other Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 14.10, but excluding any such Person that ceases to be a party hereto as a Lender pursuant to Section 14.10.
     “Lender Addendum” means a Lender Addendum in the form of Exhibit M or any other form approved by the Administrative Agent (including Lender Addenda executed and delivered in connection with the Existing Facility or any other predecessor agreement hereof) entered into by a Person, and accepted and agreed to by the Borrower and the Administrative Agent, pursuant to which such Person becomes (or became) a party hereto as a Lender, or increases (or increased) its Commitment.
     “Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Revolving Credit Commitment Percentage or Term Loan Percentage, as applicable, of the Extensions of Credit.
     “Letters of Credit” shall have the meaning assigned thereto in Section 3.1.
     “LIBOR” means the rate of interest per annum determined on the basis of the rate for deposits in Dollars in an amount equal to the amount of the Loan requested by the Borrower for a period equal to the applicable Interest Period which appears on the Screen at approximately 11:00 a.m. (London time) two

(2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on the Screen, then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in an amount equal to the amount of the Loan requested by the Borrower would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.
     “LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate	=	LIBOR

1.00-Eurodollar Reserve Percentage
     “LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 5.1(a).
     “Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.
     “Loan Documents” means, collectively, this Agreement, the Notes, the Applications, the Security Documents, each Joinder Agreement and each other document, instrument, certificate and agreement executed and delivered by the Borrower or any Subsidiary thereof in connection with this Agreement (excluding any Hedging Agreement), all as may be amended, restated, supplemented or otherwise modified from time to time.
     “Loans” means the collective reference to the Revolving Credit Loans, the Term Loans and the Swingline Loans, and “Loan” means any of such Loans.
     “Material Adverse Effect” means, with respect to the Borrower or any of its Restricted Subsidiaries, a material adverse effect on the properties, business, operations or condition (financial or otherwise) of any such Person or the ability of any such Person to perform its obligations under any Loan Document in each case to which it is a party.
     “Material Contract” means (a) any Material Government Contract or (b) any other contract or agreement, written or oral, of the Borrower or any of its Restricted Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect.
     “Material Government Contract” means any Government Contract, with respect to which the aggregate amount of EBITDA reasonably attributable to such Government Contract for the four (4) Fiscal Quarters ending on or most recently ended prior to any date of determination is greater than five percent (5%) of EBITDA for the same four (4) Fiscal Quarter period.
     “Merger Agreement” means that certain Agreement and Plan of Merger dated as of September 19, 2006 by and among Borrower, the CPT Acquisition Subsidiary and the Target Company providing for the Acquisition, as the same may be amended from time to time; provided that any such amendments that would have a material adverse effect on the interests of the Lenders or the Borrower shall be subject to the reasonable approval of the Required Lenders.
     “Mesa Verde Facility” means the correctional facility located in Bakersfield, California owned by CPT Operating Partnership L.P. on the Acquisition Date.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Mortgages” means the collective reference to each deed of trust, mortgage or other real property security document (including any amendment to any Mortgage existing on the Closing Date recorded in connection with the Existing Facility) encumbering all real property now or hereafter owned by the Borrower or any Restricted Domestic Subsidiary, in each case, in form and substance reasonably satisfactory to the Administrative Agent and executed by the Borrower or any Restricted Domestic Subsidiary thereof in favor of the Administrative Agent, for the ratable benefit of itself and the Lenders, as any such document may be amended, restated, supplemented or otherwise modified from time to time.
     “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six (6) years.
     “Net Cash Proceeds” means, as applicable, (a) with respect to any sale or other disposition of assets, the gross cash proceeds received by the Borrower or any of its Restricted Subsidiaries from such sale less the sum of (i) all income taxes and other taxes assessed by a Governmental Authority as a result of such sale and any other fees and expenses (including legal, brokerage, consulting and accounting fees and expenses) incurred in connection therewith and (ii) the principal amount of, premium, if any, and interest on any Debt secured by a Lien on the asset (or a portion thereof) sold, which Debt is required to be repaid in connection with such sale, (b) with respect to any offering of equity securities or issuance of Debt, the gross cash proceeds received by the Borrower or any of its Restricted Subsidiaries therefrom less all legal, underwriting and other fees and expenses incurred in connection therewith and (c) with respect to any payment under an insurance policy or in connection with a condemnation proceeding, the amount of cash proceeds received by the Borrower or its Restricted Subsidiaries from an insurance company or a Governmental Authority, as applicable, net of all expenses of collection.
     “Net Income” means, with respect to the Borrower and its Subsidiaries, for any period of determination, the net income (or loss) for such period, determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or loss) of any Person (other than South African Custodial Services Pty Ltd.), in which the Borrower or any of its Restricted Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid to the Borrower or any of its Restricted Subsidiaries by dividend or other distribution during such period (in an amount not to exceed the Borrower’s or such Restricted Subsidiary’s share (pro rata to its equity interest in such Person) of the net income of such Person), (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Restricted Subsidiaries or that Person’s assets are acquired by such Person or any of its Restricted Subsidiaries except to the extent included pursuant to the foregoing clause (a), and (c) the net income (or loss) of any Unrestricted Subsidiary (other than South African Custodial Management Pty Ltd.), except to the extent net income of any such Unrestricted Subsidiary is actually paid to the Borrower or any of its Restricted Subsidiaries by dividend or distribution during such period (in an amount not to exceed the Borrower’s or any Restricted Subsidiary’s share (pro rata to its equity interest in such Unrestricted Subsidiary) of the net income of such Unrestricted Subsidiary).

     “Non-Recourse Debt Service” means, for any period, the sum of (a) the gross interest expense of the Borrower and its Restricted Subsidiaries with respect to the Non-Recourse Project Financing Indebtedness determined for such period on a Consolidated basis, without duplication, in accordance with GAAP and (b) the scheduled principal payments required to be made by the Borrower and its Restricted Subsidiaries with respect to Non-Recourse Project Financing Indebtedness during such period.
     “Non-Recourse Project Financing Indebtedness” means any Debt of the Borrower or any of its Subsidiaries, determined in accordance with GAAP, incurred in connection with the acquisition, construction, development, operation or management of any facility:
     (a) where either the Borrower or a Subsidiary of the Borrower operates or is responsible for the management or operation of the facility pursuant to a management services contract, operating agreement, use agreement or similar agreement with a Governmental Authority (a “Project Financing Government Contract”);
     (b) as to which neither the Borrower nor any of its Restricted Subsidiaries (other than a Subsidiary formed for the purpose of facilitating the financing of the facility (a “Project Financing Subsidiary”)), whether upon the occurrence of any contingency or otherwise, (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt), it being understood that (A) equity investments funded at the time of or prior to the incurrence of such Debt and (B) the assignment by the Borrower or any of its Restricted Subsidiaries of its rights under any Government Contract relating to such facility, in each case, shall not be deemed credit support or (ii) is directly or indirectly liable as a guarantor or otherwise;
     (c) where, upon the termination of the Project Financing Government Contract, neither the Borrower nor any of its Restricted Subsidiaries, other than the Project Financing Subsidiary, will be liable, directly or indirectly, to make any payments with respect to such Debt (or portions thereof);
     (d) where the interest expense related to such Debt is fully serviced directly or indirectly by cash payments made pursuant to an agreement with a Governmental Authority; and
     (e) in the case where a Project Financing Subsidiary is an obligor under such Debt, such Project Financing Subsidiary has no assets other than the assets, including working capital, reasonably related to the design, construction, management, operation and financing of the facility.
     “Notes” means the collective reference to the Revolving Credit Notes, the Term Notes and the Swingline Note, and “Note” means any of such Notes.
     “Notice of Account Designation” shall have the meaning assigned thereto in Section 2.3(b).
     “Notice of Assignment” shall have the meaning assigned thereto in the Collateral Agreement.
     “Notice of Borrowing” shall have the meaning assigned thereto in Section 2.3(a).
     “Notice of Conversion/Continuation” shall have the meaning assigned thereto in Section 5.2.
     “Notice of Prepayment” shall have the meaning assigned thereto in Section 2.4(c).
     “Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) all existing or future payment and other obligations owing by the Borrower under any Hedging Agreement permitted hereunder with any Person that is a Lender hereunder or an Affiliate of a Lender hereunder at the time such Hedging Agreement is executed (all such obligations with respect to any such Hedging Agreement, the “Hedging Obligations”) and (d) all other interest, fees and commissions (including reasonable attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent, in each case under or in respect of this Agreement, any Note, any Letter of Credit or any of the other Loan Documents of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note.
     “Officer’s Compliance Certificate” shall have the meaning assigned thereto in Section 8.2.
     “Operating Lease” shall mean, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.
     “Other Consolidated Persons” means Persons, none of the capital stock or other equity interests of which are owned by the Borrower or any of its Subsidiaries, whose financial statements are required to be consolidated with the financial statements of the Borrower in accordance with GAAP.
     “Other Taxes” shall have the meaning assigned thereto in Section 5.11(b).
     “PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
     “Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for the employees of the Borrower or any ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained for the employees of the Borrower or any of its current or former ERISA Affiliates.
     “Permitted Acquisition” means an acquisition using (a) that portion of (i) Net Cash Proceeds from the sale or other disposition of assets owned by the Borrower or any of its Restricted Subsidiaries or the offering of equity securities by the Borrower or any of its Restricted Subsidiaries and/or (ii) Excess Cash Flow and/or (iii) cash on hand, in each case in clauses (i) and (ii), to the extent not required to be used to make prepayments pursuant to Section 4.4(b) and/or (b) shares of capital stock or other ownership interests of the Borrower and/or its Subsidiaries (“Equity Consideration”) in exchange for shares of capital stock or other ownership interests of the Person being acquired or all the assets or substantially all of the assets of a Person; provided that: (A) EBITDA for the four (4) most recently completed Fiscal Quarters for which financial statements are available, calculated on a pro forma basis as if the acquisition had been made on the first day of such period, would be positive, all as calculated by the Borrower in reasonable detail and reviewed and approved by the Administrative Agent, (B) the Total Leverage Ratio and Senior Secured Leverage Ratio for the four (4) most recently completed Fiscal Quarters for which financial statements are available, calculated on a pro forma basis as if the acquisition had been made on the first day of such period, would be at least 0.25 below the Total Leverage Ratio and Senior Secured Leverage Ratio, respectively, required to be maintained by the Borrower pursuant to Section 10.1 as of the last day of such period, (C) such acquisition shall be of a business, a line of business or a facility in the same line of business as is conducted by the Borrower and its Restricted Subsidiaries on the Closing Date or a business reasonably related thereto or ancillary or incidental thereto or a reasonable extension thereof, including the privatization of governmental services (a “Permitted Business”) and the acquired business, line of business or facility (to the extent constituting one or more Persons) shall become one or more Restricted Subsidiaries, or (to the extent constituting assets that are not Persons) shall be acquired directly by the Borrower and/or one or more of its Restricted Subsidiaries, as a result of such acquisition, and (D) if any such acquisition, when added to all such acquisitions made after the Closing Date, is (excluding Equity Consideration) in an aggregate amount in excess of (1) One Hundred Million Dollars ($100,000,000) plus (2) the Net Cash Proceeds from the offering of equity securities of the Borrower or any of its Restricted Subsidiaries after the Acquisition Date not required to be used for prepayments under Section 4.4(b)(ii) (the sum of clauses (1) and (2), the “Permitted Acquisition Basket”), then such acquisition shall require the consent of the Required Lenders (provided that (x) any acquisition to which the Required Lenders consent shall not be considered usage of the Permitted Acquisition Basket and (y) any usage of the Additional Capital Expenditure Basket in excess of Seventy-Five Million Dollars ($75,000,000), and any investments, loans, advances, extensions of credit or acquisitions (except to the extent made with Equity Consideration) as permitted by Section 11.3(j), shall be considered usage of the Permitted Acquisition Basket. Notwithstanding anything to the contrary herein, the Acquisition shall be deemed to be a Permitted Acquisition and shall not be considered a utilization of the Permitted Acquisition Basket).
     “Permitted Acquisition Basket” shall have the meaning assigned thereto in the definition “Permitted Acquisition.”
     “Permitted Business” shall have the meaning assigned thereto in the definition “Permitted Acquisition.”
     “Permitted Currency” means Dollars or any Alternative Currency, or each such currency, as the context requires.
     “Person” means an individual, corporation, limited liability company, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof.
     “PIK Preferred Stock” shall mean preferred stock or other junior equity securities of the Borrower that (a) require dividends or interest to be “paid-in-kind” by the issuance of like preferred stock or other junior securities and do not require cash dividends or interest to be paid, in each case, issued on terms and conditions acceptable to the Administrative Agent and (b) are not convertible or exchangeable into Debt or required to be redeemed or repurchased before the Term Loan Maturity Date.
     “Pounds Sterling” means, at any time of determination, the then official currency of the United Kingdom of Great Britain and Northern Ireland.
     “Premier Custodial Finance Limited Debt” means the Debt of Premier Custodial Finance Limited incurred pursuant to that certain Subordinated Loan Agreement dated as of December 17, 1999, as amended, restated and modified from time to time, including but not limited to by that certain Amendment Agreement dated as of June 30, 2000.
     “Prime Rate” means, at any time, the rate of interest per annum established from time to time by BNP Paribas as its prevailing “base rate” or “prime rate” for loans in Dollars in the United States. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by BNP Paribas as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
     “Project Financing Government Contract” shall have the meaning assigned thereto in the definition “Non-Recourse Project Financing Indebtedness”.

     “Project Financing Subsidiary” shall have the meaning assigned thereto in the definition “Non-Recourse Project Financing Indebtedness”.
     “Purchasing Lender” shall have the meaning assigned thereto in Section 14.10(b).
     “Register” shall have the meaning assigned thereto in Section 14.10(d).
     “Reimbursed Capital Expenditures” means with respect to the Borrower and its Restricted Subsidiaries for any period, the aggregate cost of all Capital Assets acquired by the Borrower and its Restricted Subsidiaries during such period, as determined in accordance with GAAP, which are reimbursable to the Borrower or any of its Restricted Subsidiaries by a Person (other than the Borrower or any of its Restricted Subsidiaries) within three (3) months after such costs were incurred pursuant to a legally binding agreement with respect to which such Person is not in default.
     “Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.
     “Rental Expense” means, with respect to the Borrower and its Restricted Subsidiaries for any period, all rent expense paid in cash with respect to long-term real property leases during such period, determined on a Consolidated basis in accordance with GAAP.
     “Required Lenders” means, at any date, any combination of Lenders whose Commitment Percentages aggregate more than fifty percent (50%) or, if the Credit Facility has been terminated pursuant to Section 12.2, any combination of Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit.
     “Responsible Officer” means any of the following: the chief executive officer, chief financial officer or treasurer of the Borrower or any other officer of the Borrower designated by the chief executive officer, chief financial officer or treasurer and reasonably acceptable to the Administrative Agent.
     “Restricted Payments” means (a) any direct or indirect distribution, dividend or other payment to any Person (other than to the Borrower or any of its Restricted Subsidiaries) on account of any capital stock or other ownership interests of the Borrower or any of its Subsidiaries (other than dividends payable solely in capital stock or other ownership interests of such Person and splits thereof), (b) the purchase, redemption, retirement or other acquisition, whether direct or indirect, of any shares of the Borrower’s or its Restricted Subsidiaries’ capital stock or other ownership interests, (c) any distribution of cash, property or assets among the holders of shares of the Borrower’s or any of its Restricted Subsidiaries’ capital stock or other ownership interests, (d) any cash interest payments with respect to Subordinated Debt, or (e) any change in the Borrower’s or any Restricted Subsidiary’s capital structure (except for any exchanges by the Borrower of common stock for PIK Preferred Stock with any of its existing stockholders; provided that no Default or Event of Default is continuing or would result from such exchange).
     “Restricted Domestic Subsidiary” means any Domestic Subsidiary of the Borrower that is not an Unrestricted Subsidiary.
     “Restricted Foreign Subsidiary” means any Foreign Subsidiary of the Borrower that is not an Unrestricted Subsidiary.
     “Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

     “Revolving Credit Commitment” means (a) as to any Lender, the obligation of such Lender to make Revolving Credit Loans in an aggregate principal amount at any time outstanding not to exceed the amount set forth in the Register for such Lender, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the several obligations of the Lenders to make Revolving Credit Loans in an aggregate principal amount at any time outstanding not to exceed the aggregate amount set forth in the Register for all Lenders, as such amount may be reduced at any time or from time to time pursuant to the terms hereof. The Revolving Credit Commitment of all Lenders on the Closing Date shall be One Hundred Fifty Million Dollars ($150,000,000), and with respect to each Lender on the Closing Date, the amount set forth on the applicable Lender Addendum.
     “Revolving Credit Commitment Percentage” means, as to any Lender at any time, the ratio of (a) the amount of the Revolving Credit Commitment of such Lender to (b) the Revolving Credit Commitments of all Lenders.
     “Revolving Credit Facility” means the revolving credit facility established pursuant to Article II.
     “Revolving Credit Loan” means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.
     “Revolving Credit Maturity Date” means the earliest of the dates referred to in Section 2.7.
     “Revolving Credit Notes” means the collective reference to the Revolving Credit Notes made by the Borrower payable to the order of each Lender holding a Revolving Credit Commitment, substantially in the form of Exhibit A-1 hereto, evidencing the Revolving Credit Facility, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
     “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies.
     “Screen” means the display page for LIBOR for Dollars (as determined by the Administrative Agent) on the Telerate Service; provided that, if the Administrative Agent determines that there is no such display page for LIBOR for U.S. Dollars, “Screen” means the relevant display page for LIBOR for Dollars (as determined by the Administrative Agent) on the Reuter Monitor Money Rates Service.
     “Securities Act” means the Securities Act of 1933, including all amendments thereto and regulations promulgated thereunder.
     “Security Documents” means the collective reference to the Guaranty Agreement, the Collateral Agreement, the Mortgages, the Collateral Assignment and each other agreement or writing pursuant to which the Borrower or any Restricted Subsidiary thereof purports to pledge or grant a security interest in any property or assets securing the Obligations or any such Person purports to guaranty the payment and/or performance of the Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.
     “Senior Secured Leverage Ratio” shall have the meaning assigned thereto in Section 10.1(b).
     “Series” shall have the meaning assigned thereto in Section 14.23.
     “Solvent” means, as to the Borrower and its Restricted Subsidiaries on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, and (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies).
     “South African Rand” means, at any time of determination, the then official currency of South Africa.
     “Subordinated Debt” means the collective reference to any Debt of the Borrower or any Restricted Subsidiary subordinated in right and time of payment to the Obligations and containing such other terms and conditions (including, without limitation, subordination terms), in each case as are satisfactory to the Required Lenders.
     “Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by or the management is otherwise controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof (irrespective of whether, at the time, capital stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.
     “Survey Affidavit” shall have the meaning assigned thereto in Section 6.2(c).
     “Swingline Commitment” means the lesser of (a) Ten Million Dollars ($10,000,000) and (b) the aggregate Revolving Credit Commitments of all Lenders.
     “Swingline Facility” means the swingline facility established pursuant to Section 2.2.
     “Swingline Lender” means BNP Paribas in its capacity as swingline lender hereunder.
     “Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.
     “Swingline Note” means the Swingline Note made by the Borrower payable to the order of the Swingline Lender, substantially in the form of Exhibit A-2 hereto, evidencing the Swingline Loans, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part.
     “Swingline Termination Date” means the first to occur of (a) the resignation of BNP Paribas as Administrative Agent in accordance with Section 13.9 or (b) the Revolving Credit Maturity Date.
     “Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.
     “Target Company” means CentraCore Properties Trust, a real estate investment trust organized under the laws of the State of Maryland.
     “Target Company Recourse Debt” means all Debt of the Target Company and its Subsidiaries other than Non-Recourse Project Financing Indebtedness.

     “Taxes” shall have the meaning assigned thereto in Section 5.11(a).
     “Term Loan Commitment” means (a) as to any Lender, the obligation of such Lender to extend a Term Loan or Term Loans, as the case may be, in an aggregate principal amount not to exceed the amount set forth in the Register for such Lender (and for the applicable Series, in the case of Incremental Term Loans), as such amount may be reduced or otherwise modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the several obligations of the Lenders to extend the Term Loans in an aggregate principal amount at any time outstanding not to exceed the aggregate amount set forth in the Register for all Lenders.
     “Term Loan Commitment Percentage” means, as to any Lender at any time, the ratio of (a) the amount of all Term Loan Commitments of such Lender to (b) the Term Loan Commitments of all Lenders.
     “Term Loan Facility” shall mean the term loan facility established pursuant to Article IV and Section 14.23, in the event that any Incremental Term Loans are made thereunder.
     “Term Loan Maturity Date” means the first to occur of (a) the seventh anniversary of the consummation of the Acquisition, (b) in the event that the High-Yield Notes have not been refinanced on terms reasonably satisfactory to the Administrative Agent on or prior to January 15, 2013, January 15, 2013 and (c) the date of termination by the Administrative Agent on behalf of the Lenders pursuant to Section 12.2(a).
     “Term Loan Percentage” means, as to any Lender, the ratio of (a) the outstanding principal balance of the Term Loan(s) of such Lender to (b) the aggregate outstanding principal balance of the Term Loans of all Lenders.
     “Term Loans” shall mean the Initial Term Loans and the Incremental Term Loans, if any.
     “Term Notes” means the collective reference to the Term Notes made by the Borrower payable to the order of each Lender holding a Term Loan Commitment, substantially in the form of Exhibit A-3 hereto, evidencing the Term Loan Facility, and any amendments, modifications and supplements thereto, any substitute therefor, and any replacement, restatements, renewals or extensions thereof, in whole or in part.
     “Termination Event” means except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect: (a) a “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA, or (g) the partial or complete withdrawal of the Borrower of any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of

ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.
     “Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).
     “Total Leverage Ratio” shall have the meaning assigned thereto in Section 10.1(a).
     “UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time.
     “Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (1993 Revision), effective January, 1994 International Chamber of Commerce Publication No. 500 and, commencing July 1, 2007, the 2007 Revision, effective July 1, 2007, International Chamber of Commerce Publication No. 600.
     “United States” means the United States of America.
     “Unrestricted Subsidiary” means any Subsidiary of the Borrower listed on Schedule 1.1(a) or which is designated as an Unrestricted Subsidiary after the Closing Date pursuant to Section 9.11, provided that (a) such Unrestricted Subsidiary’s obligations are non-recourse to the Borrower and the Borrower’s other Subsidiaries and (b) such Unrestricted Subsidiary meets the requirements set forth in Section 9.11.
     “Wholly-Owned” means, with respect to a Subsidiary, that all of the shares of capital stock or other ownership interests of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law (including for purposes of qualifying as a real estate investment trust) to be owned by a Person other than the Borrower).
     SECTION 1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any reference herein to “New York time” shall refer to the applicable time of day in New York, New York.
     SECTION 1.3 Currency Equivalents.
     (a) For purposes of Articles II, III and IV, the applicable outstanding amount of Letters of Credit and L/C Obligations shall be deemed to refer to the Dollar Amount thereof.
     (b) All Loans made under this Agreement, including, without limitation, Loans made to refund drawings made under Alternative Currency Letters of Credit, shall be made only in Dollars.
ARTICLE II
REVOLVING CREDIT FACILITY
     SECTION 2.1 Revolving Credit Loans. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make Revolving Credit Loans to the Borrower in Dollars from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided that (a) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the aggregate Revolving Credit Commitments of all Lenders less the sum of all outstanding Swingline Loans and L/C Obligations, (b) the principal amount of outstanding Revolving Credit Loans from any Lender to the Borrower shall not at any time exceed such Lender’s Revolving Credit Commitment less such Lender’s Revolving Credit Commitment Percentage of outstanding L/C Obligations and outstanding Swingline Loans and (c) Revolving Credit Loans in excess of Five Million Dollars ($5,000,000) may not be borrowed on the Closing Date except to pay or repay, as the case may be, in full the Existing Revolving Credit Loan and the Existing Swingline Loan, all accrued and unpaid interest thereon, any associated breakage costs, and all accrued and unpaid commitment fees and letter of credit commissions owing by the Borrower under the Existing Facility. Each Revolving Credit Loan by a Lender shall be in a principal amount equal to such Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date. Each Lender’s Revolving Credit Commitment as of the Closing Date is set forth on the applicable Lender Addendum.
     SECTION 2.2 Swingline Loans.
     (a) Availability. Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make Swingline Loans to the Borrower in Dollars from time to time from the first Business Day following the Closing Date through, but not including, the Swingline Termination Date; provided that the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested) shall not exceed the lesser of (A) the aggregate Revolving Credit Commitments of all Lenders less the sum of all outstanding Revolving Credit Loans and the L/C Obligations and (B) the Swingline Commitment. If the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) at least one hour before the making of any Swingline Loan (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the proviso in this Section 2.2(a) or (B) that one or more of the applicable conditions specified in Article VI is not then satisfied, then the Swingline Lender will not make such Swingline Loan.

     (b) Refunding.
          (i) Swingline Loans shall be refunded by the Lenders on demand by the Swingline Lender. Such refundings shall be made by the Lenders in accordance with their respective Revolving Credit Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Lenders on the books and records of the Administrative Agent. Each Lender shall fund its respective Revolving Credit Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 2:00 p.m. (New York time) on the next succeeding Business Day after such demand is made. No Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Lender’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.
          (ii) The Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrower hereby authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to pay immediately the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Revolving Credit Commitment Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 13.5 and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).
          (iii) Each Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section 2.2 is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article VI. Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section 2.2, one of the events described in Section 12.1(i) or (j) shall have occurred, each Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Revolving Credit Commitment Percentage of the aggregate amount of such Swingline Loan. Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).
     SECTION 2.3 Procedure for Advances of Revolving Credit Loans and Swingline Loans.
     (a) Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form attached hereto as Exhibit B (a “Notice of Borrowing”) for

Revolving Credit Loans or Swingline Loans, as the case may be, not later than 1:00 p.m. (New York time) (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans (other than Swingline Loans), in an aggregate minimum principal amount of One Million Dollars ($1,000,000), (y) with respect to LIBOR Rate Loans, in an aggregate minimum principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000) or, at the Borrower’s option, if such borrowing is to be used to pay a principal installment due under Section 4.3, in an amount equal to the principal amount of such installment, and (z) with respect to Swingline Loans, in an aggregate principal amount of One Hundred Thousand Dollars ($100,000) or a whole multiple of One Hundred Thousand Dollars ($100,000) in excess thereof, (C) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (D) in the case of a Revolving Credit Loan whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, and (E) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. A Notice of Borrowing received after 1:00 p.m. (New York time) shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.
     (b) Disbursement of Revolving Credit and Swingline Loans. Not later than 2:00 p.m. (New York time) on the proposed borrowing date, (i) each Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.3 in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form of Exhibit C hereto (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time; provided, however, that notwithstanding anything to the contrary herein, proceeds of any borrowing requested pursuant to this Section 2.3 shall be applied first to pay or repay, as the case may be, in full the Existing Revolving Credit Loan and the Existing Swingline Loan, all accrued and unpaid interest thereon, any associated breakage costs, and all accrued and unpaid commitment fees and letter of credit commissions owing by the Borrower under the Existing Facility before any other disbursement shall be made in accordance with this sentence. Subject to Section 5.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section 2.3 to the extent that any Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made as Base Rate Loans and shall be made by the Lenders as provided in Section 2.2(b).
     SECTION 2.4 Repayment of Loans.
     (a) Repayment on Termination Date. The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Revolving Credit Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.2(b), together, in each case, with all accrued but unpaid interest thereon. Any Swingline Loan not repaid prior to the Revolving Credit Maturity Date shall be repaid in full on such date.
     (b) Mandatory Repayment of Revolving Credit Loans. If at any time (i) the outstanding principal amount of all Revolving Credit Loans plus the sum of all outstanding Swingline Loans and L/C

Obligations exceeds the aggregate Revolving Credit Commitments of all Lenders or (ii) proceeds remain after the prepayment in full of the Term Loans pursuant to Section 4.4(b), the Borrower agrees to repay immediately (upon notice from the Administrative Agent in the case of clause (i)), by payment to the Administrative Agent for the account of the Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied, first, to the principal amount of outstanding Swingline Loans, second, to the principal amount of outstanding Revolving Credit Loans and, third, for deposit into a cash collateral account opened by the Administrative Agent pursuant to Section 3.7 in an amount equal to the excess, if any, of the outstanding amount of all L/C Obligations over the lesser of (A) the Aggregate Commitment less the sum of the amount of all outstanding Loans and (B) the L/C Commitment.
     (c) Optional Repayments. The Borrower may at any time and from time to time repay the Loans, in whole or in part, upon at least three (3) Business Days’ irrevocable notice to the Administrative Agent with respect to LIBOR Rate Loans and on the same day of irrevocable notice with respect to Base Rate Loans and Swingline Loans (provided that any such notice received by the Administrative Agent after 1:00 p.m. (New York time) shall be deemed to have been received on the next Business Day), substantially in the form attached hereto as Exhibit D (a “Notice of Prepayment”) specifying the date and amount of repayment and whether the repayment is of LIBOR Rate Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial repayments shall be in an aggregate minimum amount of One Million Dollars ($1,000,000) or a whole multiple of One Million Dollars ($1,000,000) in excess thereof with respect to Base Rate Loans (other than Swingline Loans), Two Million Five Hundred Thousand Dollars ($2,500,000) with respect to LIBOR Rate Loans, and One Hundred Thousand Dollars ($100,000) or a whole multiple of One Hundred Thousand Dollars ($100,000) in excess thereof with respect to Swingline Loans. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.
     (d) Limitation on Repayment of LIBOR Rate Loans. The Borrower may not repay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 5.9 hereof.
     (e) Hedging Agreements. No repayment or prepayment pursuant to this Section 2.4 shall affect any of the Borrower’s obligations under any Hedging Agreement.
     SECTION 2.5 Notes.
     (a) Revolving Credit Notes. Except as otherwise provided in Sections 14.10(a) through (e), each Lender’s Revolving Credit Loans and the obligation of the Borrower to repay such Revolving Credit Loans shall be evidenced by a separate Revolving Credit Note executed by the Borrower payable to the order of such Lender.
     (b) Swingline Note. The Swingline Loans and the obligation of the Borrower to repay such Swingline Loans shall be evidenced by a Swingline Note executed by the Borrower payable to the order of the Swingline Lender.
     SECTION 2.6 Permanent Reduction of the Revolving Credit Commitments.
     (a) Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to reduce permanently, without premium or penalty, (i) the entire Revolving Credit Commitments of the Lenders at any time or (ii) portions of the Revolving Credit Commitments of the Lenders, from time to time, in an aggregate principal amount not less than Three Million Dollars ($3,000,000) or any whole multiple of One Million Dollars ($1,000,000) in excess thereof. The amount of each partial permanent reduction shall permanently reduce the Lenders’ Revolving Credit Commitments pro rata in accordance with their respective Revolving Credit Commitment Percentages.
     (b) Corresponding Payment. Each permanent reduction permitted pursuant to this Section 2.6 shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitments as so reduced and if the Revolving Credit Commitments as so reduced are less than the aggregate amount of all outstanding Letters of Credit, the Borrower shall be required to deposit cash collateral in a cash collateral account opened by the Administrative Agent in an amount equal to the amount by which the aggregate face amount of all outstanding Letters of Credit exceeds the Revolving Credit Commitments as so reduced. Such cash collateral shall be applied in accordance with Section 12.2(b). Any reduction of the Revolving Credit Commitments to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of cash collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Revolving Credit Commitments and the Swingline Commitment and the Revolving Credit Facility. Such cash collateral shall be applied in accordance with Section 12.2(b). If the reduction of the Revolving Credit Commitments requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.
     SECTION 2.7 Termination of Revolving Credit Facility. The Revolving Credit Facility shall terminate on the earliest of (a) September 14, 2010, (b) the date of termination by the Borrower pursuant to Section 2.6, or (c) the date of termination by the Administrative Agent on behalf of the Lenders pursuant to Section 12.2(a).
ARTICLE III
LETTER OF CREDIT FACILITY
     SECTION 3.1 L/C Commitment. Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the L/C Participants set forth in Section 3.4(a), agrees to issue standby letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day from the Closing Date through but not including the date five (5) Business Days prior to the Revolving Credit Maturity Date in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue (and shall not issue) any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Commitment or (b) the aggregate principal amount of outstanding Revolving Credit Loans plus the aggregate principal amount of outstanding Swingline Loans plus the aggregate amount of L/C Obligations would exceed the aggregate Revolving Credit Commitments of all Lenders. Each Letter of Credit shall (i) be denominated in a Permitted Currency, (ii) be in a minimum amount of Twenty-Five Thousand Dollars ($25,000) (or, with respect to any Alternative Currency Letter of Credit, the equivalent amount thereof in any Alternative Currency based on the Dollar Amount of such amount as determined by the Administrative Agent on the day which is two (2) Business Days prior to the issuance of such Alternative Currency Letter of Credit), (iii) be a standby letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (iv) expire on a date satisfactory to the Issuing Lender, which date shall be a date no later than five (5) Business Days prior to the Revolving Credit Maturity Date then in effect and (v) be subject to the Uniform Customs and/or ISP98, as set forth in the Application or as determined by the Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York. The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C

Participant to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any existing Letters of Credit, unless the context otherwise requires.
     SECTION 3.2 Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at the Issuing Lender’s Lending Office an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request (which information shall include the Permitted Currency in which the Letter of Credit shall be denominated). Upon receipt of any Application, the Issuing Lender shall process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article VI hereof, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than (a) three (3) Business Days, with respect to a Letter of Credit denominated in Dollars, and (b) four (4) Business Days, with respect to an Alternative Currency Letter of Credit, after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower. The Issuing Lender shall promptly furnish to the Borrower a copy of such Letter of Credit and promptly notify each Lender of the issuance and upon request by any Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Lender’s participation therein. If the Issuing Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) in sufficient time to permit the Issuing Lender, through the exercise of commercially reasonable efforts, to stop the issuance of any Letter of Credit requested by the Borrower (A) directing the Issuing Lender not to issue such Letter of Credit as a result of the limitations set forth in the proviso to the first sentence of Section 3.1(a) or (B) that one or more of the applicable conditions specified in Article VI is not then satisfied, then the Issuing Lender will not issue such Letter of Credit.
     SECTION 3.3 Commissions and Other Charges.
     (a) The Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in an amount equal to the face amount of such Letter of Credit (reflected as the Dollar Amount thereof, as determined by the Administrative Agent pursuant to the next sentence) multiplied by the Applicable Margin with respect to Revolving Credit Loans that are LIBOR Rate Loans (determined on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter and on the Revolving Credit Maturity Date and shall be payable in Dollars based upon the Dollar Amount of such Letters of Credit for such quarter, as determined by the Administrative Agent on the day which is two (2) Business Days prior to the day such commission is payable. The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions received pursuant to this Section 3.3(a) in accordance with their respective Revolving Credit Commitment Percentages.
     (b) In addition to the foregoing commission, the Borrower shall pay the Issuing Lender, for its own account, an issuance fee with respect to each Letter of Credit in an amount equal to the face amount of such Letter of Credit multiplied by 0.25%. Such issuance fee shall be payable upon issuance and extension, if any, of each Letter of Credit and shall be payable in Dollars.
     (c) In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Lender, for its own account, for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit. Such costs and expenses shall be payable in the Permitted Currency in which the Letter of Credit is denominated.
     SECTION 3.4 L/C Participations.
     (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the Dollar Amount of each payment by the Issuing Lender thereunder determined by the Administrative Agent on the day of such payment. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a payment is made under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein the amount set forth on the relevant certificate of the Issuing Lender referred to in Section 3.4(b), such amount being equal to the Dollar Amount of such L/C Participant’s Revolving Credit Commitment Percentage of such payment, or any part thereof, which is not so reimbursed.
     (b) Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the Dollar Amount (as determined by the Administrative Agent with reference to the Dollar Amount of the applicable payment by the Issuing Lender determined on the date of its disbursement adjusted for any reimbursement payments received by the Issuing Lender pursuant to Section 3.5) and due date of such required payment, and such L/C Participant shall pay to the Issuing Lender the Dollar Amount specified on the applicable due date. If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount multiplied by (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender multiplied by (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. Notification of the amounts owing under this Section 3.4(b) by each L/C Participant shall be in the form of a certificate of the Issuing Lender delivered to such L/C Participant, and such certificate shall be conclusive of the amounts owing by the L/C Participant to the Issuing Lender in the absence of manifest error. With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section 3.4(b), if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. (New York time) on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. (New York time) on any Business Day, such payment shall be due on the following Business Day.
     (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section 3.4, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof for the account of such L/C Participant, the Issuing Lender will distribute to such L/C Participant its pro rata share of the Dollar Amount thereof as determined by the Administrative Agent on the day the Issuing Lender receives such payment; provided that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

     (d) If the Issuing Lender has made a payment under any Letter of Credit, then, unless the Borrower shall reimburse the Issuing Lender in full in accordance with Section 3.5(a) on the date such payment is made, the unpaid amount thereof shall bear interest at the rate specified in Section 5.1(d), for each day from and including the date such payment is made to but excluding the date that the Borrower reimburses such payment in full in accordance with Section 3.5(a). Interest accrued pursuant to this paragraph shall be for the account of the Issuing Lender, except that interest accrued on and after the date of funding by an L/C Participant of its participation in a Letter of Credit in accordance with Section 3.4(a) to reimburse the Issuing Lender for a payment under such Letter of Credit shall be for the account of such L/C Participant to the extent of such funding.
     (e) All payments made by any L/C Participant under this Section 3.4 shall be made in Dollars. The Borrower shall be liable for any currency exchange loss pursuant to the terms of Section 3.9.
     SECTION 3.5 Reimbursement of Letter of Credit Drawings.
     (a) Reimbursement Obligation of the Borrower. In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section 3.5 or with funds from other sources), in same day funds in Dollars, the Issuing Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of a payment made under any Letter of Credit for (i) the Dollar Amount of such payment as determined by the Administrative Agent on the date of such notification and (ii) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment (other then those payable pursuant to Section 3.5(c) below).
     (b) Reimbursement By the Lenders. Unless the Borrower shall immediately notify the Issuing Lender that the Borrower intends to reimburse the Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Lenders make a Revolving Credit Loan funded in Dollars bearing interest at the Base Rate on such date in the amount of (a) the Dollar Amount of such payment as determined by the Administrative Agent on the date of its disbursement and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment (including, without limitation, any and all costs, fees and other expenses incurred by the Issuing Lender in effecting the payment of any Letter of Credit denominated in an Alternative Currency), and the Lenders shall make a Revolving Credit Loan funded in Dollars bearing interest at the Base Rate in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses. Each Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section 3.5 to reimburse the Issuing Lender for any payment made under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.3(a) or Article VI. If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.
     (c) Payment of Alternative Currency Letters of Credit. Each payment by the Borrower on account of any Alternative Currency Letter of Credit (including the Reimbursement Obligation with respect to any Alternative Currency Letter of Credit) shall be made in Dollars not later than 1:00 p.m. (New York time) on the date specified for payment under this Agreement to the Administrative Agent’s account with the Issuing Lender’s Correspondent for the account of the Issuing Lender in immediately available funds, and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. (New York time) on such day shall be deemed a payment on such date for the purposes of Section 12.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. (the time of the Issuing Lender’s Correspondent) shall be deemed to have been made on the next succeeding Business Day for all purposes.
     SECTION 3.6 Obligations Absolute. The Borrower’s obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees that the Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender’s gross negligence or willful misconduct. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender or any L/C Participant to the Borrower. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.
     SECTION 3.7 Excess L/C Obligations. If at any time (as determined by the Administrative Agent pursuant to this Section 3.7) and because of currency fluctuations or for any other reason, based upon the Dollar Amount of all outstanding Loans and L/C Obligations, the outstanding amount of all L/C Obligations exceeds the lesser of (a) the Aggregate Commitment less the sum of the amount of all outstanding Loans and (b) the L/C Commitment, then, in each such case, the Borrower shall, at its option, either (i) repay Loans in an amount equal to such excess (to the extent such repayment will eliminate such excess) or (ii) make a payment of cash collateral into a cash collateral account opened by the Administrative Agent for the benefit of the Lenders in an amount equal to such excess (such cash collateral to be applied in accordance with Section 12.2(b)). The Borrower’s compliance with this Section 3.7 shall be tested from time to time by the Administrative Agent at its sole discretion, but in any event shall be tested on (x) the date on which the Borrower requests the Lenders to make a Loan or requests the Issuing Lender to issue a Letter of Credit under Section 6.3 and (y) the date an interest payment is due under Section 5.1(e). Each such repayment pursuant to this Section 3.7 shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.
     SECTION 3.8 Regulatory Limitation. In the event, as a result of increases in the value of Alternative Currencies against the Dollar or for any other reason, the obligation of the Issuing Lender to issue Alternative Currency Letters of Credit (taking into account the Dollar Amount of the Obligations on the date of determination and all other indebtedness required to be aggregated under 12 U.S.C.A. §84, as amended, the regulations promulgated thereunder and any other Applicable Law) is determined by the Issuing Lender to exceed its then applicable legal lending limit under 12 U.S.C.A. §84, as amended, and the regulations promulgated thereunder, or any other Applicable Law, the amount of additional

Alternative Currency Letters of Credit the Issuing Lenders shall be obligated to issue hereunder shall immediately be reduced to the maximum amount which the Issuing Lender may legally advance (as determined by the Issuing Lender) and, to the extent necessary under such laws and regulations (as determined by the Issuing Lender, with respect to the applicability of such laws and regulations to itself), the Borrower shall reduce, or cause to be reduced, complying to the extent practicable with the remaining provisions hereof, the Obligations outstanding hereunder by an amount sufficient to comply with such maximum amounts.
     SECTION 3.9 Exchange Indemnification and Increased Costs. The Borrower shall, upon demand from the Issuing Lender or any L/C Participant, pay to the Issuing Lender or such L/C Participant, the amount of (a) any loss or cost or increased cost incurred by the Issuing Lender or such L/C Participant, (b) any reduction in any amount payable to or in the effective return on the capital to the Issuing Lender or such L/C Participant or (c) any currency exchange loss, in each case that the Issuing Lender or such L/C Participant sustains as a result of the Borrower’s or any L/C Participant’s repayment in Dollars of any Alternative Currency Letter of Credit. A certificate of the Issuing Lender setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate the Issuing Lender shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.
     SECTION 3.10 Effect of Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.
ARTICLE IV
TERM LOAN FACILITY
     SECTION 4.1 Initial Term Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make a single Initial Term Loan to the Borrower on the Closing Date in an amount up to but not exceeding such Lender’s Initial Term Loan Commitment. Each Initial Term Loan by a Lender shall be in a principal amount equal to such Lender’s Initial Term Loan Commitment Percentage of the aggregate principal amount of the Initial Term Loans advanced on the Closing Date. Each Lender’s Initial Term Loan Commitment as of the Closing Date is set forth on the applicable Lender Addendum.
     SECTION 4.2 Procedure for Advance of Term Loans.
     (a) Requests for Borrowing. The Borrower shall give the Administrative Agent a Notice of Borrowing for the Initial Term Loans or any Series of Incremental Term Loans not later than 1:00 p.m. (New York time) (i) on the same Business Day as each Base Rate Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day (and, in the case of the Initial Term Loans, the Closing Date), (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans, in an aggregate minimum principal amount of One Million Dollars ($1,000,000) and (y) with respect to LIBOR Rate Loans, in an aggregate minimum principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000), (C) whether the Loans are to be LIBOR Rate Loans or Base Rate Loans and (D) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. A Notice of Borrowing received after 1:00 p.m. (New York time) shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing. Notwithstanding anything to the contrary, however, if the Borrower fails to deliver a Notice of Borrowing for the Initial Term Loans on the day required pursuant to this Section 4.2(a), the Borrower shall be deemed to have: (1)

requested Initial Term Loans in an aggregate principal amount equal to the aggregate Initial Term Loan Commitments and (2) elected that the Initial Term Loans are to be Base Rate Loans.
     (b) Disbursement of Term Loans. Not later than 2:00 p.m. (New York time) on the date of the borrowing specified in the applicable Notice of Borrowing, each Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Lender’s Initial Term Loan Commitment Percentage of the Initial Term Loans to be made on the Closing Date or such Lender’s Incremental Term Loan Commitment Percentage of the Series of Incremental Term Loans on the date specified in the applicable Incremental Term Loan Addendum, as the case may be. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 4.2 in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent Notice of Account Designation delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time; provided, however, that notwithstanding anything to the contrary herein, proceeds of any borrowing requested pursuant to this Section 4.2 shall be applied first to pay or repay, as the case may be, in full the Existing Revolving Credit Loan, all accrued and unpaid interest thereon, any associated breakage costs, and all accrued and unpaid commitment fees and letter of credit commissions owing by the Borrower under the Existing Facility before any other disbursement shall be made in accordance with this sentence. Subject to Section 5.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Term Loan requested pursuant to this Section 4.2 to the extent that any Lender has not made available to the Administrative Agent its Initial Term Loan Commitment Percentage or its Incremental Term Loan Commitment Percentage, as applicable, of such Loan.
     SECTION 4.3 Repayment of the Term Loans. The Borrower shall repay the aggregate outstanding principal amount of the Initial Term Loan in consecutive quarterly installments on each date specified below, except as the amounts of individual installments may be adjusted pursuant to Section 4.4 hereof:

		PRINCIPAL
		INSTALLMENT
YEAR	Date	($)

2007	Apr-30	912,500.00

	Jul-30	912,500.00

	Oct-29	912,500.00

2008	Jan-28	912,500.00

	Apr-28	912,500.00

	Jul-28	912,500.00

	Oct-27	912,500.00

2009	Jan-26	912,500.00

	Apr-27	912,500.00

	Jul-27	912,500.00

	Oct-26	912,500.00

		PRINCIPAL
		INSTALLMENT
YEAR	Date	($)

2010	Jan-25	912,500.00

	Apr-26	912,500.00

	Jul-26	912,500.00

	Oct-25	912,500.00

2011	Jan-24	912,500.00

	Apr-25	912,500.00

	Jul-25	912,500.00

	Oct-24	912,500.00

2012	Jan-23	912,500.00

	Apr-23	912,500.00

	Jul-23	912,500.00

	Oct-22	912,500.00

2013	Jan-21	912,500.00

	Apr-22	85,775,000.00

	Jul-22	85,775,000.00

	Oct-21	85,775,000.00

2014	Jan-20	85,775,000.00

Total		365,000,000.00

     In addition, the Borrower shall pay to the Administrative Agent for the account of each Incremental Term Loan Lender of each Series the outstanding principal amount of the Incremental Term Loans of such Series held by such Lender in such installments on such dates and in such amounts as shall be agreed upon between the Borrower and such Incremental Term Loan Lender at the time the Incremental Commitments of such Series are established pursuant to Section 14.23.
     If not sooner paid, the Term Loans shall be paid in full, together with accrued interest thereon, on the Term Loan Maturity Date (in the case of the Initial Term Loans) or (in the case of the Incremental Term Loans of any Series) on the earlier to occur of (a) the final maturity date agreed upon between the Borrower and respective Incremental Term Lenders at the time the respective Incremental Commitments of the respective Series are established pursuant to Section 14.23 and (b) in the event that the High-Yield Notes have not been refinanced on terms reasonably satisfactory to the Administrative Agent on or prior to January 15, 2013, January 15, 2013. Amounts repaid under any Term Loan pursuant to this Section 4.3 may not be reborrowed.
     SECTION 4.4 Prepayments of Term Loans.
     (a) Optional Prepayment of Term Loans. The Borrower shall have the right at any time and from time to time, upon delivery to the Administrative Agent of a Notice of Prepayment at least three (3) Business Days prior to any repayment, to prepay the Term Loans in whole or in part without premium or penalty except as provided in Section 5.9. Each optional prepayment of the Term Loans hereunder shall be in an aggregate principal amount of at least Five Million Dollars ($5,000,000) and shall be applied to the outstanding principal installments of the Term Loans in inverse order of maturity thereof. Each repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

     (b) Mandatory Prepayment of Loans.
          (i) Debt Proceeds. The Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in Section 4.4(b)(vii) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any incurrence of Debt (other than Debt permitted pursuant to Section 11.1 or otherwise permitted by the Required Lenders) by the Borrower or any of its Restricted Subsidiaries. Such prepayment shall be made within three (3) Business Days after the date of receipt of Net Cash Proceeds of any such transaction.
          (ii) Equity Proceeds. The Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in Section 4.4(b)(vii) below in amounts equal to fifty percent (50%) of the aggregate Net Cash Proceeds from any offering of equity securities by the Borrower or any of its Restricted Subsidiaries, other than Net Cash Proceeds resulting solely from (A) offerings of equity securities made in connection with any employee stock option, incentive plan or stock purchase plan or made in connection with compensation or incentive plans for directors and officers, in each case, entered into in the ordinary course of business, (B) offerings of PIK Preferred Stock, (C) offerings of equity securities made by a Restricted Subsidiary solely for the purpose of qualifying as a real estate investment trust or (D) offerings of equity securities if the Total Leverage Ratio immediately prior to giving effect thereto is less than 3.50 to 1.00; provided that the Borrower may retain any portion of the Net Cash Proceeds raised in such offerings of equity securities and received by the Borrower prior to December 31, 2007 if no Default or Event of Default is continuing or would result from such offering. Such prepayment shall be made within three (3) Business Days after the date of receipt of Net Cash Proceeds of any such transaction.
          (iii) Asset Sale Proceeds. No later than the end of the Applicable Period (as defined below) following the Borrower’s or the applicable Restricted Subsidiary’s receipt of the Net Cash Proceeds from the sale or other disposition or series of related sales or other dispositions of assets by the Borrower or any of its Subsidiaries, the Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in Section 4.4(b)(vii) below in amounts equal to (x) one hundred percent (100%) of the aggregate Net Cash Proceeds from the sale or other disposition or series of related sales or other dispositions of assets by the Borrower or any of its Subsidiaries permitted pursuant to Section 11.5(f), Section 11.5(i), Section 11.5(j) or Section 11.5(k) or otherwise permitted by the Required Lenders and (y) fifty percent (50%) of the aggregate Net Cash Proceeds from the sale or other disposition or series of related sales or other dispositions by the Borrower or any of its Subsidiaries of those assets listed on Schedule 4.4(b)(iii)(y); provided that, in the case of this clause (y), the remaining balance of such Net Cash Proceeds have been reinvested in Permitted Acquisitions or in other revenue producing assets related to a Permitted Business within the Applicable Period following receipt of such Net Cash Proceeds and (z) zero percent (0%) of the aggregate Net Cash Proceeds from the sale or other disposition or series of related sales or other dispositions by the Borrower or any of its Subsidiaries of those assets listed on Schedule 4.4(b)(iii)(z). With respect to the Net Cash Proceeds referred to in clause (y) of the preceding sentence not reinvested by the end of the Applicable Period following the Borrower’s or Restricted Subsidiary’s receipt thereof, the Borrower shall make a mandatory prepayment in an amount equal to such Net Cash Proceeds as described above on the last day of the Applicable Period. Notwithstanding any of the foregoing to the contrary, upon and during the continuance of an Event of Default and upon notice from the Administrative Agent, all Net Cash Proceeds from the sale or other disposition or series of related sales or other dispositions of assets by the Borrower or any of its Restricted Subsidiaries, received by the Borrower and its Restricted Subsidiaries shall be applied to make prepayments of the Loans pursuant to Section 4.4(b)(vii), such prepayments to be made within three (3) Business Days after the Borrower’s or such Restricted Subsidiary’s receipt of such Net Cash Proceeds. For purposes of this paragraph, “Applicable Period” means Two Hundred Seventy (270) days, except that if the Borrower or the applicable Restricted Subsidiary commits to reinvest the Net Cash Proceeds referred to in clause (y) of the first sentence of this paragraph (but only to the extent that such Net Cash Proceeds were derived from the sale or other disposition of a facility) in the construction and equipping of one or more facilities within two hundred seventy (270) days following receipt of such Net Cash Proceeds, the Applicable Period for such Net Cash Proceeds shall be extended by eighteen (18) months.
          (iv) Insurance and Condemnation Proceeds. No later than one hundred eighty (180) days following the date of receipt by the Borrower or any of its Restricted Subsidiaries of any Net Cash Proceeds under any of the insurance policies maintained pursuant to Section 9.3 or from any condemnation proceeding, in each case relating to the assets of the Borrower or any of its Restricted Subsidiaries, which have not been reinvested as of such date in similar replacement assets (the “Insurance and Condemnation Proceeds”), the Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in Section 4.4(b)(vii) below in amounts equal to one hundred percent (100%) of the aggregate amount of such Insurance and Condemnation Proceeds received by the Borrower or any of its Restricted Subsidiaries. Notwithstanding any of the foregoing to the contrary, upon and during the continuance of an Event of Default and upon notice from the Administrative Agent, all Insurance and Condemnation Proceeds, received by the Borrower and its Restricted Subsidiaries shall be applied to make prepayments of the Loans, such prepayments to be made within three (3) Business Days after the Borrower’s or such Restricted Subsidiary’s receipt of such Insurance and Condemnation Proceeds.
          (v) Excess Cash Flow. No later than one hundred twenty-five (125) days after the end of any Fiscal Year commencing with the Fiscal Year ending on or nearest to December 31, 2005, if at any Fiscal Year end the Total Leverage Ratio exceeds 1.50 to 1.00, the Borrower shall make a mandatory principal repayment of the Loans in an amount equal to fifty percent (50%) of Excess Cash Flow, if any, for such Fiscal Year. Notwithstanding the foregoing, Excess Cash Flow computed for the Fiscal Year ending on or nearest to December 31, 2007 shall exclude excess cash flow attributable to the Target Company and its subsidiaries for the portion of such Fiscal Year prior to the Acquisition.
          (vi) Notice; Manner of Payment.
          (A) Upon the occurrence of any event triggering the prepayment requirement under Sections 4.4(b)(i) through and including 4.4(b)(iv), the Borrower shall promptly deliver a Notice of Prepayment to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders.
          (B) Each prepayment under this Section 4.4(b) shall be applied as follows: (i) first, to reduce on a pro rata basis the remaining scheduled principal installments of the Initial Term Loans and each Series of Incremental Term Loans, if any, pursuant to Section 4.3 and (ii) second, to the extent of any excess, to repay any outstanding Revolving Credit Loans pursuant to Section 2.4(b) provided that each Lender shall have the right, so long as there are any Loans outstanding under the Revolving Credit Facility, to refuse any such mandatory prepayment of the Term Loans, at which time the full amount of any such refused payments shall be applied to repay outstanding Revolving Credit Loans without a corresponding reduction of the Revolving Credit Commitments.
     (c) Reborrowings. Any principal amounts of the Term Loans prepaid pursuant to this Section 4.4 may not be reborrowed.
     SECTION 4.5 Term Notes. Except as otherwise provided in Sections 14.10(a) through (e), each Term Loan of each Lender and the obligation of the Borrower to repay each such Term Loan shall be evidenced by a separate Term Note executed by the Borrower payable to the order of such Lender.

ARTICLE V
GENERAL LOAN PROVISIONS
     SECTION 5.1 Interest.
     (a) Interest Rate Options. Subject to the provisions of this Section 5.1, at the election of the Borrower, (i) Revolving Credit Loans and Term Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin and (ii) Swingline Loans shall bear interest at the Base Rate plus the Applicable Margin. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given pursuant to Section 2.3(a) or Section 4.2(a), as applicable, or at the time a Notice of Conversion/Continuation is given pursuant to Section 5.2. Any Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.
     (b) Interest Periods. In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 5.1(a), shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3), six (6), (or with the prior written consent of each Lender holding or to hold such Loan) nine (9) or twelve (12) months with respect to each LIBOR Rate Loan; provided that:
          (i) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;
          (ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
          (iii) any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;
          (iv) no Interest Period shall extend beyond the Revolving Credit Maturity Date or the Term Loan Maturity Date (or, in the case of any Series of Incremental Term Loans, the final maturity thereof), as applicable, and Interest Periods shall be selected by the Borrower so as to permit the Borrower to make the quarterly principal installment payments pursuant to Section 4.3 without payment of any amounts pursuant to Section 5.9; and
          (v) there shall be no more than ten (10) Interest Periods in effect at any time.
     (c) Applicable Margin. The applicable margin (the “Applicable Margin”) provided for in Section 5.1(a) with respect to: (i) any Initial Term Loan that is a LIBOR Rate Loan shall be 2.00%, (ii) any Initial Term Loan that is a Base Rate Loan shall be 1.00%, (iii) any Incremental Term Loan of any Series made after the date of the consummation of the Acquisition shall be as agreed upon at the time the Incremental Term Loan Commitments of such Series are established pursuant to Section 14.23 and (iv) any Revolving Credit Loan shall be based upon the table set forth below and shall be determined and adjusted quarterly on the date (each a “Calculation Date”) ten (10) Business Days after the date by which the Borrower is required to provide an Officer’s Compliance Certificate for the most recently ended Fiscal Quarter; provided, however, that (a) the initial Applicable Margin for the Revolving Credit Loans shall be based on Pricing Level IV (as shown below) and shall remain at Pricing Level IV until receipt by the Administrative Agent of the Officer’s Compliance Certificate for the Fiscal Quarter ending on or nearest to June 30, 2007 and, thereafter the Pricing Level shall be determined by reference to the Total Leverage Ratio as of the last day of the most recently ended Fiscal Quarter preceding the applicable Calculation Date, and (b) if the Borrower fails to provide the Officer’s Compliance Certificate as required by Section 8.2 for the most recently ended Fiscal Quarter preceding the applicable Calculation Date, the Applicable Margin for the Revolving Credit Loans from such Calculation Date shall be based on Pricing Level VI (as shown below) until such time as an appropriate Officer’s Compliance Certificate is provided, at which time (but with no retroactive effect) the Pricing Level shall be determined by reference to the Total Leverage Ratio as of the last day of the most recently ended Fiscal Quarter preceding such Calculation Date. The Applicable Margin for the Revolving Credit Loans shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Revolving Credit Loans then existing or subsequently made or issued.

		Revolving Credit Loans
Pricing Level	Total Leverage Ratio	LIBOR	Base Rate
V	Greater than 5.00 to 1.00	2.50%	1.50%
IV	Greater than 3.00 to 1.00, but less than or equal to 5.00 to 1.00	2.25%	1.25%
III	Greater than 2.50 to 1.00, but less than or equal to 3.00 to 1.00	2.00%	1.00%
II	Greater than 2.00 to 1.00, but less than or equal to 2.50 to 1.00	1.75%	0.75%
I	Less than or equal to 2.00	1.50%	0.50%

     (d) Default Rate. Subject to Section 12.3, at the discretion of the Administrative Agent or as directed by the Required Lenders, upon the occurrence and during the continuance of an Event of Default, (i) the Borrower shall no longer have the option to request the borrowing of, or the conversion of any outstanding Loans to, or the continuation of any outstanding Loan as, LIBOR Rate Loans, (ii) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, and (iii) all outstanding Base Rate Loans, Swingline Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document. Interest shall continue to accrue on the Notes after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

     (e) Interest Payment and Computation. Interest on each Base Rate Loan shall be payable in arrears on the last Business Day of each consecutive Fiscal Quarter ending on or nearest to December 31, March 31, June 30 and September 30 during the term of this Agreement, commencing on the last Business Day of the Fiscal Quarter ending on or nearest to March 31, 2007; and interest on each LIBOR Rate Loan shall be payable on the last day of each Interest Period applicable thereto, and if such Interest Period is longer than three (3) months, at the end of each three (3) month interval during such Interest Period. Interest on LIBOR Rate Loans, Base Rate Loans (when the Base Rate thereon is calculated by reference to the Federal Funds Rate) and all fees payable hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed and interest on Base Rate Loans (when the Base Rate thereon is calculated by reference to the Prime Rate) shall be computed on the basis of a 365/366-day year and assessed for the actual number of days elapsed.
     (f) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under any of the Notes charged or collected pursuant to the terms of this Agreement or pursuant to any of the Notes exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law, and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.
     SECTION 5.2 Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a minimum principal amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000) into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a minimum principal amount equal to One Million Dollars ($1,000,000) into Base Rate Loans (other than Swingline Loans) or (ii) continue all or any part of such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 1:00 p.m. (New York time) three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.
     SECTION 5.3 Fees.
     (a) Commitment Fee. Commencing on the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of the Lenders, a non-refundable commitment fee on the average daily unused portion of the aggregate Revolving Credit Commitments at a rate based upon the table set forth below and shall be determined and adjusted quarterly on each Calculation Date ten (10) Business Days after the date by which the Borrower is required to provide an Officer’s Compliance Certificate for the most recently ended Fiscal Quarter; provided that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitments for the purpose of calculating such commitment fee; provided further, however, that (a) the initial rate shall be based on Pricing Level II (as shown below) and shall remain at Pricing Level II until receipt by the Administrative Agent of the Officer’s Compliance Certificate for the Fiscal Quarter ending on or nearest to March 31, 2007 and, thereafter the Pricing Level shall be determined by reference to the Total Leverage Ratio as of the last day of the most recently ended Fiscal Quarter preceding the applicable Calculation Date and (b) if the Borrower fails to provide the Officer’s Compliance Certificate as required by Section 8.2 for the most recently ended Fiscal Quarter preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level II (as shown below) until such time as an appropriate Officer’s Compliance Certificate is provided, at which time (but with no retroactive effect) the Pricing Level shall be determined by reference to the Total Leverage Ratio as of the last day of the most recently ended Fiscal Quarter preceding such Calculation Date. The commitment fee rate so determined shall be effective from one Calculation Date until the next Calculation Date. The commitment fee shall be payable in arrears on the last Business Day of each consecutive Fiscal Quarter ending on or nearest to December 31, March 31, June 30 and September 30 during the term of this Agreement, commencing on the last Business Day of the Fiscal Quarter ending on or nearest to March 31, 2007, and on the Revolving Credit Maturity Date. Such commitment fee shall be distributed by the Administrative Agent to the Lenders pro rata in accordance with the Lenders’ respective Revolving Credit Commitment Percentages.

		Commitment Fee Rate
		on Unused Portion
		of Revolving Credit
Pricing Level	Total Leverage Ratio	Commitments
II	Greater than 2.00 to 1.00	0.500%
I	Less than or equal to 2.00 to 1.00	0.375%

     (b) Administrative Agent’s and Other Fees. In order to compensate the Administrative Agent for structuring and syndicating the Loans and for its obligations hereunder, the Borrower agrees to pay to the Administrative Agent, for its account, the fees set forth in the separate fee letter agreement executed by the Borrower and the Administrative Agent dated December 13, 2006.
     SECTION 5.4 Manner of Payment. Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement or any Note shall be made not later than 1:00 p.m. (New York time) on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Revolving Credit Commitment Percentages or Term Loan Percentages, as applicable, (except as specified below), in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. (New York time) on such day shall be deemed a payment on such date for the purposes of Section 12.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. (New York time) shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender in accordance with the wiring instructions set forth in the relevant Lender Addendum or Assignment and Acceptance, as the case may be, or as subsequently notified by such Lender to the Administrative Agent, its pro rata share of such payment in accordance with such Lender’s Revolving Credit Commitment Percentage or Term Loan Percentage, as applicable, (except as specified below) and shall wire the amount of such credit to each Lender. Each payment to the Administrative Agent of the Issuing Lender’s fees or

L/C Participants’ commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 5.8, 5.9, 5.10, 5.11 or 14.2 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 5.1(b)(ii) if any payment under this Agreement or any Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.
     SECTION 5.5 Crediting of Payments and Proceeds. In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 12.2, all payments received by the Lenders upon the Notes and the other Obligations and all net proceeds from the enforcement of the Obligations shall be applied: (a) first, to all expenses then due and payable by the Borrower hereunder and under the other Loan Documents, (b) second, to all indemnity obligations then due and payable by the Borrower hereunder and under the other Loan Documents, (c) third, to all of the Administrative Agent’s and Issuing Lender’s fees then due and payable, (d) fourth, to all commitment and other fees and commissions then due and payable and all accrued and unpaid interest on the Notes, accrued and unpaid interest on the Reimbursement Obligation and accrued and unpaid periodic payments or interest (but not any settlement amounts) payable under any Hedging Obligations (pro rata in accordance with all such amounts due), (e) fifth, to the principal amount of the Notes and Reimbursement Obligation and any settlement amounts payable under any Hedging Obligations (pro rata in accordance with all such amounts due) and (f) sixth, to the cash collateral account described in Section 12.2(b) hereof to the extent of any L/C Obligations then outstanding.
     SECTION 5.6 Adjustments. If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or interest thereon, or if any Lender shall at any time receive any collateral in respect to the Obligations owing to it (whether voluntarily or involuntarily, by set-off or otherwise) (other than pursuant to Sections 5.8, 5.9, 5.10, 5.11 or 14.2 hereof) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of the similar Obligations owing to such other Lender, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders such portion of each such other Lender’s Extensions of Credit, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender’s Extensions of Credit may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.
     SECTION 5.7 Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Administrative Agent. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with Sections 2.3(b) and 4.2(b), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to the product of (a) the amount not made available by such Lender in accordance with the terms hereof multiplied by (b) the daily average Federal Funds Rate during such period as determined by the Administrative Agent multiplied by (c) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent with respect to any amounts owing under this Section 5.7 shall be conclusive, absent manifest error. If such Lender’s ratable portion of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Borrower. The failure of any Lender to make available its ratable portion of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its ratable portion of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its ratable portion of such Loan available on the borrowing date. Notwithstanding anything set forth herein to the contrary, any Lender that fails to make available its ratable portion of any Loan shall not (a) have any voting or consent rights under or with respect to any Loan Document or (b) constitute a “Lender” (or be included in the calculation of Required Lenders hereunder) for any voting or consent rights under or with respect to any Loan Document.
     SECTION 5.8 Changed Circumstances.
     (a) Circumstances Affecting LIBOR Rate Availability. If with respect to any Interest Period the Administrative Agent or any Lender (after consultation with the Administrative Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, in the applicable amounts are not being quoted via the Dow Jones Market Screen 3750 or offered to the Administrative Agent or such Lender for such Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.
     (b) Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent, and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans hereunder and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto as a LIBOR

Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.
     (c) Increased Costs. If, after the date hereof, the introduction of, or any change in, any Applicable Law, or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of such Governmental Authority, central bank or comparable agency:
          (i) shall (except as provided in Section 5.11(e)) subject any of the Lenders (or any of their respective Lending Offices) to any tax, duty or other charge with respect to any Note, Letter of Credit or Application or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Lending Offices) of the principal of or interest on any Note, Letter of Credit or Application or any other amounts due under this Agreement in respect thereof (except for changes in the rate of franchise tax or tax on the overall net income of any of the Lenders or any of their respective Lending Offices imposed by the jurisdiction in which such Lender is organized or is qualified to do business or such Lending Office is located); provided that the Borrower shall not be obligated to pay any amounts pursuant to this Section 5.8(c)(i) to the extent that such amounts are duplicative of any amounts paid by the Borrower pursuant to Section 5.11; or
          (ii) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by any of the Lenders (or any of their respective Lending Offices) or shall impose on any of the Lenders (or any of their respective Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Note;
and the result of any of the foregoing events described in clause (i) or (ii) above is to increase the costs to any of the Lenders of maintaining any LIBOR Rate Loan or issuing or participating in Letters of Credit or to reduce the yield or amount of any sum received or receivable by any of the Lenders under this Agreement or under the Notes in respect of a LIBOR Rate Loan or Letter of Credit or Application, then such Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify the Borrower of such fact and demand compensation therefor and, within fifteen (15) days after such notice by the Administrative Agent, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction. The Administrative Agent will promptly notify the Borrower of any event of which it has knowledge which will entitle such Lender to compensation pursuant to this Section 5.8(c); provided that the Administrative Agent shall incur no liability whatsoever to the Lenders or the Borrower in the event it fails to do so. The amount of such compensation shall be determined, in the applicable Lender’s reasonable discretion, based upon the assumption that such Lender funded its Revolving Credit Commitment Percentage or Term Loan Commitment Percentage, as applicable, of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender reasonably deems appropriate and practical. A certificate of such Lender setting forth, in reasonable detail, the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.
     SECTION 5.9 Indemnity. The Borrower hereby indemnifies each of the Lenders against any actual loss or expense, as certified by such Lender, which arises or is attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow or continue any LIBOR Rate Loan or convert any Base Rate Loan to a LIBOR Rate Loan on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Revolving Credit Commitment Percentage or Term Loan Commitment Percentage, as applicable, of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender reasonably deems appropriate and practical. A certificate of such Lender setting forth, in reasonable detail, the basis for determining such amount necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.
     SECTION 5.10 Capital Requirements. If either (a) the introduction of, or any change in, or in the interpretation of, any Applicable Law or (b) compliance with any guideline or request from any central bank or comparable agency or other Governmental Authority (whether or not having the force of law) has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by, any Lender or any corporation controlling such Lender as a consequence of its Commitments and other commitments of this type or the LIBOR Rate Loans, below the rate which such Lender or such other corporation could have achieved but for such introduction, change or compliance, then within five (5) Business Days after written demand by any such Lender, the Borrower shall pay to such Lender from time to time as specified by such Lender an additional amount sufficient to compensate such Lender or other corporation for such reduction. A certificate of such Lender setting forth, in reasonable detail, the basis for such amount shall be forwarded to the Borrower through the Administrative Agent and, shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.
     SECTION 5.11 Taxes.
     (a) Payments Free and Clear. Except as otherwise provided in Section 5.11(e), any and all payments by the Borrower hereunder or under the Notes or in respect of the Letters of Credit shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto excluding, (i) in the case of each Lender and the Administrative Agent, income and franchise taxes imposed by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or is or should be qualified to do business or any political subdivision thereof and (ii) in the case of each Lender, income and franchise taxes imposed by the jurisdiction of such Lender’s Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Note or in respect of any Letter of Credit to any Lender or the Administrative Agent, (A) except as otherwise provided in Section 5.11(e), the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 5.11) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the amount such party would have received had no such deductions or withholdings been made, (B) the Borrower shall make such deductions or withholdings, (C) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with Applicable Law, and (D) the Borrower shall deliver to the Administrative Agent and such Lender evidence of such payment to the relevant taxing authority or other Governmental Authority in the manner provided in Section 5.11(d).

     (b) Stamp and Other Taxes. In addition, the Borrower shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes, levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Loans, the Letters of Credit or the other Loan Documents, or the perfection of any rights or security interest in respect thereof (hereinafter referred to as “Other Taxes”).
     (c) Indemnity. Except as otherwise provided in Section 5.11(e), the Borrower shall indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 5.11) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within thirty (30) days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor. A certificate of such Lender setting forth, in reasonable detail, the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.
     (d) Evidence of Payment. Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Borrower shall furnish to the Administrative Agent and the applicable Lender, at its address referred to in Section 14.1, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Administrative Agent.
     (e) Delivery of Tax Forms. To the extent required by Applicable Law to reduce or eliminate withholding or payment of taxes, each Lender and the Administrative Agent shall deliver to the Borrower, with a copy to the Administrative Agent, on or before the Closing Date or concurrently with the delivery of the relevant Assignment and Acceptance, as applicable, (i) two United States Internal Revenue Service Forms W-9, Forms W-8ECI or Forms W-8BEN, as applicable (or successor forms) properly completed and certifying in each case that such Lender is entitled to a complete exemption from withholding or deduction for or on account of any United States federal income taxes, and (ii) an Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be, to establish an exemption from United States backup withholding taxes. Each such Lender further agrees to deliver to the Borrower, with a copy to the Administrative Agent, as applicable, two Form W-9, Form W-8BEN or W-8ECI, or successor applicable forms or manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, certifying in the case of a Form W-9, Form W-8BEN or W-8ECI (or successor forms) that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or the exemption to which such forms relate unavailable and such Lender notifies the Borrower and the Administrative Agent that it is not entitled to receive payments without deduction or withholding of United States federal income taxes) and, in the case of a Form W-9, Form W-8BEN or W-8ECI, establishing an exemption from United States backup withholding tax. Notwithstanding anything in any Loan Document to the contrary, the Borrower shall not be required to pay additional amounts to any Lender or the Administrative Agent under this Section 5.11 or Section 5.8(c), (i) if such Lender or the Administrative Agent fails to comply with the requirements of this Section 5.11(e), other than to the extent that such failure is due to a change in treaty, law or regulation occurring after the date on which such Lender or the Administrative Agent became a party to this Agreement or (ii) that are the result of such Lender’s or the Administrative Agent’s gross negligence or willful misconduct, as applicable.
     (f) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 5.11 shall survive the payment in full of the Obligations and the termination of the Commitments.
     SECTION 5.12 Security. The Obligations shall be secured as provided in the Security Documents.
ARTICLE VI
CLOSING; CONDITIONS OF CLOSING AND BORROWING
     SECTION 6.1 Closing. The closing shall take place at 10:00 a.m. on January 24, 2007, or at such other date and time as the parties hereto shall mutually agree.
     SECTION 6.2 Conditions to Closing. This Agreement shall become effective as of the date hereof subject to the satisfaction or waiver of each of the following conditions:
     (a) Executed Loan Documents. This Agreement, the Revolving Credit Notes, the Term Notes, the Swingline Note, the Security Documents (other than the Assignment Agreements), together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist thereunder (immediately before and immediately after giving effect to the Acquisition), and the Borrower shall have delivered original counterparts thereof to the Administrative Agent.
     (b) Closing Certificates; etc.
          (i) Officer’s Certificate of the Borrower. The Administrative Agent shall have received a certificate from a Responsible Officer, in form and substance satisfactory to the Administrative Agent, certifying that the conditions set forth in Section 6.2(h)(iii) are satisfied; that the Borrower is not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that the Borrower has satisfied each of the closing conditions.
          (ii) Certificate of Secretary of the Borrower and Guarantors. The Administrative Agent shall have received a certificate of the secretary or assistant secretary of the Borrower and each Guarantor certifying as to the incumbency and genuineness of the signature of each officer of the Borrower and each Guarantor executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles of incorporation of the Borrower and each Guarantor and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, (B) the bylaws of the Borrower and each Guarantor as in effect on the date of such certifications, (C) resolutions duly adopted by the Board of Directors of the Borrower and each Guarantor authorizing the borrowings contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 6.2(b)(iii).
          (iii) Certificates of Good Standing. The Administrative Agent shall have received certificates as of a recent date of the good standing of the Borrower and each Guarantor under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where the Borrower is qualified to do business and a certificate of the relevant taxing authorities of such jurisdictions certifying that such Person has filed required tax returns and owes no delinquent taxes.
          (iv) Opinions of Counsel. The Administrative Agent shall have received favorable opinions of counsel to the Borrower and the Guarantors addressed to the Administrative Agent and the Lenders with respect to the Borrower, the Guarantors, the Loan Documents and such other matters as the Lenders shall request, all in form and substance reasonably satisfactory to the Administrative Agent.
          (v) Tax Forms. The Administrative Agent shall have received copies of the United States Internal Revenue Service forms required by Section 5.11(e) hereof.
     (c) Existing Collateral.
          (i) [Reserved].
          (ii) Filings and Recordings. All filings and recordations that are necessary to perfect the security interests of the Lenders in the collateral described in the Security Documents (including, without limitation, Assignment Agreements executed by the Borrower or the applicable Restricted Subsidiary, as the case may be, and Notices of Assignment executed by the Administrative Agent, in each case, with respect to each Material Government Contract existing as of the Closing Date but, for the avoidance of doubt, not including acknowledgments of any such Notices of Assignment executed by the relevant Governmental Authorities) shall have been received by the Administrative Agent, and the Administrative Agent shall have received evidence reasonably satisfactory to it that upon such filings and recordations, such security interests constitute valid and perfected first priority Liens therein.
          (iii) Pledged Collateral. The Administrative Agent shall have received (A) original stock certificates or other certificates evidencing the capital stock or other ownership interests pledged pursuant to the Collateral Agreement (to the extent such ownership interests are certificated), but excluding any such certificates issued by any Subsidiary of the Borrower that that does not individually have assets, operations or revenues that are material to the Borrower and its Restricted Subsidiaries taken as a whole (each of which Subsidiaries is referred to herein as an “Excluded Subsidiary”) so long as the aggregate value of the assets of all the Excluded Subsidiaries does not exceed Two Million Dollars ($2,000,000) and the aggregate revenues of all of the Excluded Subsidiaries for the period of twelve (12) months preceding the Closing Date does not exceed One Million Dollars ($1,000,000), together with an undated stock power for each such certificate so received, duly executed in blank by the registered owner thereof, and (B) each original promissory note pledged pursuant to the Collateral Agreement.
          (iv) Lien Search. The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, pending litigation and tax matters) made against the Borrower and each Restricted Domestic Subsidiary under the UCC (or applicable judicial docket) as in effect in any state in which each such Person is organized, indicating among other things that its assets are free and clear of any Lien except for (A) Liens permitted hereunder or assigned in connection herewith and (B) Liens to be discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.
          (v) Hazard and Liability Insurance. The Administrative Agent shall have received certificates of insurance, evidence of payment of all insurance premiums for the current policy year of each, and, if requested by the Administrative Agent, copies (certified by a Responsible Officer) of insurance policies in the form required under the Security Documents and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

          (vi) Title Insurance. The Administrative Agent shall have received appropriate modification endorsements and datedowns with respect to the existing policies of title insurance on the properties subject to the Mortgages existing on the Closing Date and recorded in connection with the Existing Facility. Further, the Borrower agrees to provide or obtain any customary affidavits and indemnities as may be required or necessary to obtain such title policies, endorsements and datedowns satisfactory to the Administrative Agent.
          (vii) [Reserved]
          (viii) Matters Relating to Flood Hazard Properties. The Administrative Agent shall have received a copy of a certification from the National Research Center, or any successor agency thereto, regarding each parcel of real property subject to the Mortgages existing on the Closing Date and recorded in connection with the Existing Facility, but only to the extent that the Borrower or the Target Company, as the case may be, is in possession of any such certification.
          (ix) Surveys. The Administrative Agent shall have received, with respect to the properties subject to the Mortgages existing on the Closing Date and recorded in connection with the Existing Facility, with respect to existing surveys, an affidavit (a “Survey Affidavit”) of an authorized signatory of the owner of such property stating that there have been no improvements or encroachments to the property since the date of the respective survey such that the existing survey is no longer accurate, in form acceptable to the Administrative Agent and the title company in order to remove the standard survey exception.
          (x) [Reserved]
          (xi) [Reserved]
          (xii) Other Real Property Information. The Administrative Agent shall have received such other certificates, documents and information as are reasonably requested by the Lenders, including, without limitation, engineering and structural reports, permanent certificates of occupancy and evidence of zoning compliance, each in form and substance reasonably satisfactory to the Administrative Agent.
     (d) Consents; Defaults.
          (i) Governmental and Third Party Approvals. The Borrower shall have obtained all necessary approvals, authorizations and consents of any Person and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated by this Agreement and the other Loan Documents.
          (ii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents.
          (iii) No Event of Default. No Default or Event of Default shall have occurred and be continuing.

     (e) Financial Matters.
          (i) Financial Statements. The Administrative Agent shall have received a pro forma balance sheet of the Borrower and its Subsidiaries as of the Closing Date giving effect to the issuance of the Debt hereunder and, if the Acquisition Date occurs on or prior to the Closing Date, the Acquisition, in form and substance reasonably satisfactory to the Administrative Agent.
          (ii) Financial Condition Certificate. The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by a Responsible Officer, that (A) the Borrower and each of its Subsidiaries are each Solvent, (B) the Borrower’s payables are current and not past due, (C) attached thereto are calculations evidencing compliance on a pro forma basis with the covenants contained in Article X hereof, (D) the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries and (E) attached thereto is a calculation of the Applicable Margin pursuant to Section 5.1(c).
          (iii) Payment at Closing; Fee Letters. The Borrower shall have paid to the Administrative Agent and the Lenders the fees set forth or referenced in Section 5.3 and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, reasonable legal fees and expenses) and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.
     (f) Repayment of Existing Debt. The Administrative Agent shall have received evidence reasonably satisfactory to it that the Existing Revolving Credit Loan and the Existing Swingline Loan, all accrued and unpaid interest thereon, any associated breakage costs, and all accrued and unpaid commitment fees and letter of credit commissions owing by the Borrower under the Existing Facility have been paid in full.
     (g) Acquisition.
          (i) Consummation of Acquisition. The Acquisition shall have been consummated (or shall be consummated substantially contemporaneously) for an aggregate purchase price (excluding assumption of Debt) not exceeding the amount set forth on Schedule 6.2(g) under the heading “Maximum Purchase Price of Target Company” pursuant to documentation satisfactory to the Administrative Agent, no provision of the Merger Agreement shall have been waived, amended, supplemented or otherwise modified in a manner that would have a Company Material Adverse Effect (as defined in the Merger Agreement) or a material adverse effect on the properties, business, operations, prospects or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries taken as a whole or the ability of the Borrower or any of its Restricted Subsidiaries to perform its obligations under the Loan Documents, the transaction fees and expenses for the Acquisition together with the fees referenced in Section 6.2(e)(iii) shall not exceed the amount set forth on Schedule 6.2(g) under the heading “Maximum Transaction Fees and Expenses of Acquisition”, and the Administrative Agent shall have received (or shall receive substantially contemporaneously) the following documents: (A) if counsel to the Target Company delivers an opinion to the Borrower in connection with Acquisition, a copy of such opinion, accompanied by reliance letters in favor of the Administrative Agent and the Lenders, (B) opinions from such special and local counsel as may be required by the Administrative Agent, (C) documents and other instruments as are customary for transactions of this type or as the Administrative Agent may reasonably request (including, without limitation, the analogous documents required to be delivered in Sections 6.2(b)(ii), (b)(iii), (b)(iv) and (d)(i) with respect to the Target Company, its Subsidiaries and their respective authorization to execute, deliver and perform the Merger Agreement and the transactions contemplated therein, as applicable) and (D) such evidence as the Administrative Agent may reasonably request that the Acquisition does not violate the terms of the High-Yield Note Indenture.
          (ii) Target Company Recourse Debt. On the Acquisition Date, the principal of and interest on, and all other amounts owing in respect of, the outstanding principal amount of Target Company Recourse Debt shall not exceed Five Hundred Thousand Dollars ($500,000) after giving effect to the repayment of the Target Company’s existing Debt on the Acquisition Date with proceeds of any of the Loans.
          (iii) New Collateral. Each of the requirements under Section 9.11 has been satisfied with respect to the Target Company and its Subsidiaries, and the Administrative Agent shall have received one or more Mortgages covering the assets of the Target Company and its Subsidiaries constituting real property; provided that this clause (iii) shall not apply to (x) any facility or other asset sold to an unaffiliated third party within ninety (90) days of the consummation of the Acquisition or (y) the Broward Transition Center, the Delaney Hall Facility, the Mesa Verde Facility or the corporate headquarters of the Target Company. Each such Mortgage shall be duly executed and delivered by the relevant Restricted Subsidiary in recordable form (in such number of copies as the Administrative Agent shall have reasonably requested and, to the extent necessary under Applicable Law, acknowledged by appropriate Persons) and shall be appropriate for the jurisdiction in which such respective real property is situated, and pursuant to which such Restricted Subsidiary will create a first priority Lien upon such real property (and improvements) in favor of the Administrative Agent for the benefit of the Lenders and the Administrative Agent as collateral security for the obligations of such Restricted Subsidiary under the Loan Documents. In addition, the Administrative Agent shall have received the following documents:
          (A) Filings and Recordings. All filings and recordations that are necessary to perfect the security interests of the Lenders in the collateral described in the Security Documents and acquired by the Borrower or any of its Subsidiaries in connection with the Acquisition (including, without limitation, Assignment Agreements executed by the Borrower or the applicable Restricted Subsidiary, as the case may be, and Notices of Assignment executed by the Administrative Agent, in each case, with respect to each Material Government Contract existing as of the Acquisition Date but, for the avoidance of doubt, not including acknowledgments of any such Notices of Assignment executed by the relevant Governmental Authorities) shall have been received by the Administrative Agent, and the Administrative Agent shall have received evidence reasonably satisfactory thereto that upon such filings and recordations such security interests constitute valid and perfected first priority Liens therein.
          (B) Pledged Collateral. The Administrative Agent shall have received (1) original stock certificates or other certificates evidencing the capital stock or other ownership interests pledged pursuant to the Collateral Agreement (to the extent such ownership interests are certificated) in connection with the Acquisition, but excluding any such certificates issued by any Excluded Subsidiary so long as the aggregate value of the assets of all the Excluded Subsidiaries does not exceed Two Million Dollars ($2,000,000) and the aggregate revenues of all of the Excluded Subsidiaries for the period of twelve (12) months preceding the Acquisition Date does not exceed One Million Dollars ($1,000,000), together with an undated stock power for each such certificate so received, duly executed in blank by the registered owner thereof, and (2) each original promissory note pledged pursuant to the Collateral Agreement in connection with the Acquisition.

          (C) Lien Search. The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, pending litigation and tax matters) made against the each new Restricted Domestic Subsidiary under the UCC (or applicable judicial docket) as in effect in any state in which each such Person is organized, indicating among other things that its assets are free and clear of any Lien except for (1) Liens permitted hereunder or assigned in connection herewith and (2) Liens to be discharged on or prior to the Acquisition Date pursuant to documentation satisfactory to the Administrative Agent.
          (D) Hazard and Liability Insurance. The Administrative Agent shall have received certificates of insurance, evidence of payment of all insurance premiums for the current policy year of each, and, if requested by the Administrative Agent, copies (certified by a Responsible Officer) of insurance policies in the form required under the Security Documents and otherwise in form and substance reasonably satisfactory to the Administrative Agent.
          (E) Title Insurance. With respect to the assets of the Target Company and its Subsidiaries constituting real property subject to the Mortgages referred to in Section 6.2(g)(iii), the Administrative Agent shall have received ALTA Lender’s Extended Coverage title insurance policies or irrevocable written commitments to issue mortgage title policies or marked up unconditional binders for such insurance in amounts and in form and substance, and with endorsements to the extent available, reasonably acceptable to the Administrative Agent, insuring the Mortgages referred to in Section 6.2(g)(iii) to be valid and subsisting first priority liens. Further, the Borrower agrees to provide or obtain any customary affidavits and indemnities as may be required or necessary to obtain such title policies and endorsements satisfactory to the Administrative Agent.
          (F) Matters Relating to Flood Hazard Properties. The Administrative Agent shall have received a copy of a certification from the National Research Center, or any successor agency thereto, regarding each parcel of real property subject to the Mortgages referred to in Section 6.2(g)(iii).
          (G) Surveys. The Administrative Agent shall have received, with respect to the properties subject to the Mortgages referred to in Section 6.2(g)(iii), copies of as-built surveys of a date not more than nine (9) months prior to the Acquisition Date of each parcel of real property subject to such Mortgages certified to the Administrative Agent by a registered engineer or land surveyor. Except as may be permitted by the Administrative Agent in its sole discretion, all such surveys shall show the area of such property, all boundaries of the land with courses and distances indicated, including chord bearings and arc and chord distances for all curves, and shall show dimensions and locations of all easements, private drives, roadways, and other facts materially affecting such property, and shall show such other details as the Administrative Agent may reasonably request, including, without limitation, any encroachment (and the extent thereof in feet and inches) onto the property or by any of the improvements on the property upon adjoining land or upon any easement burdening the property; any improvements, to the extent constructed, and the relation of the improvements by distances to the boundaries of the property, to any easements burdening the property, and to the established building lines and the street lines; and if improvements are existing, (1) a statement of the number of each type of parking space required by applicable laws, ordinances, orders, rules, regulations, restrictive covenants and easements affecting the improvement, and the number of each such type of parking space provided and (2) the locations of all utilities serving the improvement.
          (H) Environmental Assessments. The Administrative Agent shall have received a Phase I environmental assessment and such other environmental report reasonably requested by the Administrative Agent dated as of a date not more than nine (9) months prior to the Acquisition Date regarding each parcel of real property subject to the Mortgages referred to in Section 6.2(g)(iii) by an environmental engineering firm acceptable to the Administrative Agent showing no environmental conditions or liabilities in violation of Environmental Laws that could reasonably be expected to have a Material Adverse Effect, together with a reliance letter confirming that the Administrative Agent may rely thereon; provided, however, if such environmental report, assessment and/or reliance letter is not obtained prior to the Acquisition Date, the Borrower shall provide such report, assessment and/or reliance letter within forty-five (45) days of the Acquisition Date (which requirement may be waived by the Administrative Agent in its sole discretion).
          (I) Appraisals. The Administrative Agent shall have received appraisals dated as of a date not more than nine (9) months prior to the Acquisition Date of each parcel of real property subject to the Mortgages referred to in Section 6.2(g)(iii), in form and substance satisfactory to the Administrative Agent, together with a reliance letter confirming that the Administrative Agent may rely thereon; provided, however, if such appraisal and/or reliance letter is not obtained prior to the Acquisition Date, the Borrower shall provide such appraisal and/or reliance letter within forty-five (45) days of the Acquisition Date (which requirement may be waived by the Administrative Agent in its sole discretion).
          (J) Other Real Property Information. The Administrative Agent shall have received such other certificates, documents and information as are reasonably requested by the Lenders, including, without limitation, engineering and structural reports, permanent certificates of occupancy and evidence of zoning compliance, each in form and substance reasonably satisfactory to the Administrative Agent.
          (iv) Consents; Defaults.
          (A) Governmental and Third Party Approvals. The Borrower and the Target Company shall have obtained all necessary approvals, authorizations and consents of any Person and of all Governmental Authorities (including without limitation any approvals required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and courts having jurisdiction with respect to the transactions contemplated by the Acquisition.
          (B) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of the Acquisition or the consummation of the transactions contemplated thereby, or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by the Acquisition.

     (h) Miscellaneous.
          (i) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing, as applicable, from the Borrower in accordance with Section 2.3(a) and Section 4.2(a), and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made after the Closing Date are to be disbursed.
          (ii) Rating of the Facility and the Borrower. The Borrower shall have received ratings from S&P and Moody’s of, respectively, at least “BB-“ and “Ba3” on its senior secured debt.
          (iii) Representations and Warranties. The representations and warranties of the Borrower and the Guarantors under the Loan Documents shall be true and correct immediately before and immediately after giving effect to the Acquisition; provided that neither the Borrower nor any Guarantor shall be required to make any such representation or warranty that is inaccurate (and the accuracy of any such representation or warranty shall not constitute a condition precedent) if both (a) the Borrower shall have notified the Administrative Agent at least three (3) Business Days prior to the consummation of the Acquisition of which such representation or warranty it cannot make, and describing the inaccuracy in reasonable detail, and (b) such inaccuracy is not materially adverse with respect to (1) the properties, business, operations, prospects or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries taken as a whole or (2) the ability of the Borrower or any of its Restricted Subsidiaries to perform its payment and other material obligations under the Loan Documents.
          (iv) No Material Adverse Effect. There shall not have occurred an event, change or occurrence that, individually or in the aggregate, has had a Company Material Adverse Effect (as defined in the Merger Agreement).
          (v) No Alternative Financing. The Borrower shall not have commenced, sponsored or otherwise initiated any competing offering, placement or arrangement for any debt security or bank financing by or on behalf of the Target Company.
          (vi) Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested by it, with respect to the transactions contemplated by this Agreement.
     SECTION 6.3 Conditions to All Extensions of Credit. The obligations of the Lenders to make any Extensions of Credit (including the initial Extension of Credit), convert or continue any Loan and/or the Issuing Lender to issue or extend any Letter of Credit and/or the Swingline Lender to make any Swingline Loan are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation, conversion, issuance or extension date:
     (a) Continuation of Representations and Warranties. The representations and warranties of the Borrower and the Guarantors under the Loan Documents shall be true and correct on and as of such borrowing, continuation, conversion, issuance or extension date with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date and, if the Acquisition Date occurs on or occurred prior to the relevant borrowing, continuation, conversion, issuance or extension date, in each case, immediately before and immediately after giving effect to the Acquisition, subject to the proviso in Section 6.2(h)(iii).

     (b) No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing, continuation or conversion date with respect to such Loan or after giving effect to the Loans to be made, continued or converted on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.
     (c) Notices. The Administrative Agent shall have received a Notice of Borrowing or Notice of Conversion/Continuation, as applicable, from the Borrower in accordance with Section 2.3(a), Section 4.2(a) or Section 5.2, as the case may be.
     (d) Additional Documents. The Administrative Agent shall have received each additional document, instrument, legal opinion or other item reasonably requested by it.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF THE BORROWER
     SECTION 7.1 Representations and Warranties. To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Borrower hereby represents and warrants to the Administrative Agent and Lenders both before and after giving effect to the transactions contemplated hereunder that:
     (a) Organization; Power; Qualification. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing (or its equivalent) under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, except where such failure to qualify could not reasonably be expected to result in a Material Adverse Effect. The jurisdictions in which the Borrower and its Subsidiaries are organized and qualified to do business as of the Closing Date are described on Schedule 7.1(a).
     (b) Ownership. Each Subsidiary of the Borrower as of the Closing Date is listed on Schedule 7.1(b). As of the Closing Date, the capitalization of the Borrower and its Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 7.1(b). All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights. The shareholders of the Subsidiaries of the Borrower and the number of shares owned by each as of the Closing Date are described on Schedule 7.1(b). As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of capital stock of the Borrower or its Subsidiaries, except as described on Schedule 7.1(b).
     (c) Authorization of Agreement, Loan Documents and Borrowing. Each of the Borrower and its Restricted Subsidiaries has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of the Borrower and each of its Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of the Borrower or its Subsidiary party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.
     (d) Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by the Borrower and its Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to the Borrower or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the Borrower or any of its Subsidiaries or, except as could not reasonably be expected to result in a Material Adverse Effect, any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents or (iv) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement except, in each case, (w) as may be required by laws affecting the offering and sale of securities generally, (x) filings with the United States Copyright Office and/or the United States Patent and Trademark Office, (y) filings under the UCC and/or the Assignment of Claims Act (or analogous state Applicable Law) and (z) those notices, consents and authorizations which have been obtained prior to the Closing Date.
     (e) Compliance with Law; Governmental Approvals. Each of the Borrower and its Subsidiaries (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, (ii) is in compliance with each Governmental Approval applicable to it and in material compliance with all other Applicable Laws relating to it or any of its respective properties and (iii) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law in each case, except as could not reasonably be expected to result in a Material Adverse Effect.
     (f) Tax Returns and Payments. Each of the Borrower and its Subsidiaries has duly filed or caused to be filed all federal, state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable except for such taxes, assessments, charges and levies being contested in good faith by appropriate proceedings. Such returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries for the periods covered thereby. There is no ongoing audit or examination or, to the knowledge of the Borrower, other investigation by any Governmental Authority of the tax liability of the Borrower and its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect. No Governmental Authority has asserted any Lien or other claim against the Borrower or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved other than any Lien or claim being contested in good faith by appropriate proceedings. The charges, accruals and reserves on the books of the Borrower and any of its Subsidiaries in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of the Borrower and any of its Subsidiaries are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional taxes or assessments for any of such years.

     (g) Intellectual Property Matters. Each of the Borrower and its Restricted Subsidiaries owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and neither the Borrower nor any Restricted Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations.
     (h) Environmental Matters.
          (i) The properties owned, leased or operated by the Borrower and its Subsidiaries now or in the past do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could give rise to liability under applicable Environmental Laws, which have not been investigated or remediated as required by and in satisfaction with applicable Environmental Laws, except, in each case above, for any such violation or liability that could not reasonably be expected to have a Material Adverse Effect;
          (ii) The Borrower, each Subsidiary and such properties and all operations conducted in connection therewith are in material compliance, and have been in material compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could materially interfere with the continued operation of such properties or, except to the extent disclosed in the Merger Agreement, impair the fair saleable value thereof;
          (iii) Neither the Borrower nor any Subsidiary thereof has received any written notification of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws, nor does the Borrower or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;
          (iv) Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by the Borrower and its Subsidiaries in material violation of, or in a manner or to a location which could give rise to material liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in material violation of, or in a manner that could give rise to material liability under, any applicable Environmental Laws;
          (v) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary thereof is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to Borrower, any Subsidiary or such properties or such operations; and
          (vi) There has been no release, or to the best of the Borrower’s knowledge, material threat of release, of Hazardous Materials at or from properties owned, leased or operated by the Borrower or any Subsidiary, now or, to their knowledge, in the past, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws, which has not been investigated or remediated as required by and in satisfaction with applicable Environmental Laws, except, in each case above, for any such release, material threat of release, violation, or liability that could not reasonably be expected to have a Material Adverse Effect.
     (i) ERISA.
          (i) As of the Closing Date, neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 7.1(i);
          (ii) The Borrower and each ERISA Affiliate is in material compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as described in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;
          (iii) As of the Closing Date, no Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;
          (iv) Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under Section 412 of the Code;
          (v) No Termination Event has occurred or is reasonably expected to occur; and
          (vi) Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the best knowledge of the Borrower after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.
     (j) Margin Stock. Neither the Borrower nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying”

any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock in violation of the provisions of Regulation T, U or X of such Board of Governors.
     (k) Government Regulation. Neither the Borrower nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither the Borrower nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Interstate Commerce Act, as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.
     (l) Material Contracts. Schedule 7.1(l) sets forth a complete and accurate list of all Material Contracts of the Borrower and its Subsidiaries in effect as of the Closing Date. Other than as set forth in Schedule 7.1(l), each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. To the extent requested by the Administrative Agent, the Borrower and its Subsidiaries have delivered to the Administrative Agent a true and complete copy of each Material Contract required to be listed on Schedule 7.1(l) or any other Schedule hereto. Neither the Borrower nor any Subsidiary (nor, to the knowledge of the Borrower, any other party thereto) is in breach of or in default under any Material Contract in any material respect. Notwithstanding anything to the contrary, in the event that any Material Contract has been terminated (whether by notice, by non-renewal or otherwise) or any party thereto is in breach or has defaulted, (i) the calculation of EBITDA for purposes of this Section 7.1(l) shall exclude such portion of EBITDA reasonably attributable to such Material Contract for the four (4) consecutive Fiscal Quarters ending on or immediately prior to such date and include on a pro forma basis for the same four (4) Fiscal Quarter Period EBITDA reasonably attributable to each Material Contract entered into after the Closing Date to the extent that such Material Contract is on such date in full force and effect; and (ii) provided that the Borrower is in compliance with Sections 10.1(a) and (b) after giving effect to the calculation in clause (i), such Material Contract shall be disregarded for purposes of the representation and warranty in this paragraph (l).
     (m) Employee Relations. Neither the Borrower nor any Restricted Subsidiary is, as of the Closing Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 7.1(m). The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Restricted Subsidiaries.
     (n) Burdensome Provisions. Neither the Borrower nor any Subsidiary thereof is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which in the foreseeable future could be reasonably expected to have a Material Adverse Effect. The Borrower and its Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect. No Subsidiary (other than, with respect to any Non-Recourse Project Financing Indebtedness, any Subsidiary that is an obligor under such Non-Recourse Project Financing Indebtedness) is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its capital stock to the Borrower or any Subsidiary or to transfer any of its assets or properties to the Borrower or any other Subsidiary in each case other than existing under or by reason of the Loan Documents or Applicable Law.

     (o) Financial Statements.
          (i) The (A) audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the Fiscal Year ending on or nearest to December 31, 2005 and the related audited statements of income and retained earnings and cash flows for the Fiscal Year then ended and (B) unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of October 1, 2006 and related unaudited interim statements of income and retained earnings, copies of which have been furnished to the Administrative Agent, are complete and correct and fairly present on a Consolidated basis the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. The Borrower and its Subsidiaries have no Debt, obligation or other unusual forward or long-term commitment which is not fairly reflected in the foregoing financial statements or in the notes thereto.
          (ii) The pro forma balance sheet of the Borrower and its Subsidiaries delivered pursuant to Section 6.2(e)(i) represents, as of the Closing Date, the good faith estimate of the Borrower and its senior management concerning the effect of the issuance of the Debt hereunder.
     (p) No Material Adverse Change. Since the end of the Fiscal Year ending on or nearest to December 31, 2005, there has been no material adverse change in the properties, business, operations, prospects, or condition (financial or otherwise) of the Borrower, the Target Company and their respective Subsidiaries taken as a whole and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect. For purposes of this Section 7.1(p), the definition of “Material Adverse Effect” means, with respect to the Borrower, the Target Company and any of its respective Subsidiaries, a material adverse effect on the properties, business, operations or condition (financial or otherwise) of the Borrower, the Target Company and their respective Subsidiaries taken as a whole or the ability of the Borrower, the Target Company and their respective Subsidiaries to perform their obligations under any Loan Document or the Merger Agreement.
     (q) Solvency. As of the Closing Date and after giving effect to issuance of Debt hereunder and the use of the proceeds of the Loans, the Borrower and each of its Subsidiaries will be Solvent.
     (r) Title to Properties. Other than as set forth on Schedule 7.1(r), each of the Borrower and its Subsidiaries has such title to the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the balance sheets of the Borrower and its Subsidiaries delivered pursuant to Section 7.1(o), except (i) those which have been disposed of by the Borrower or its Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder and (ii) those that would not be reflected on such balance sheets but for the application of FASB Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46), as revised. On the date hereof, Schedule 7.1(r) is a complete and correct listing of real property owned by the Borrower or any Restricted Domestic Subsidiary that has an appraised value in excess of One Million Dollars ($1,000,000) and sets forth the Borrower’s good faith estimate of the fair market value of each parcel of real property subject to the Mortgages.
     (s) Liens. None of the properties and assets of the Borrower or any Restricted Subsidiary thereof is subject to any Lien, except Liens permitted pursuant to Section 11.2. No financing statement under the UCC of any state which names the Borrower or any Restricted Subsidiary thereof or any of their respective trade names or divisions as debtor and which has not been terminated, has been filed in any state or other jurisdiction and neither the Borrower nor any Restricted Subsidiary thereof has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect those Liens permitted by Section 11.2 hereof and financing statements filed solely for notification purposes by lessors and/or consignors.
     (t) Debt and Guaranty Obligations. Schedule 7.1(t) is a complete and correct listing of all Debt and Guaranty Obligations of the Borrower and its Subsidiaries as of the Closing Date in excess of One Million Dollars ($1,000,000). The Borrower and its Subsidiaries have performed and are in compliance with all of the material terms of such Debt and Guaranty Obligations and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of the Borrower or any of its Subsidiaries exists with respect to any such Debt or Guaranty Obligation.
     (u) Litigation. Except for matters set forth on Schedule 7.1(u), there are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting the Borrower or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority, in each case except as could not reasonably be expected to result in a Material Adverse Effect.
     (v) Absence of Defaults. Other than with respect to any Non-Recourse Project Financing Indebtedness, no event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower or any Restricted Subsidiary under any Material Contract or judgment, decree or order to which the Borrower or its Subsidiaries is a party or by which the Borrower or its Subsidiaries or any of their respective properties may be bound or which would require the Borrower or its Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor.
     (w) Senior Debt Status. The Obligations of the Borrower and each of its Subsidiaries under this Agreement and each of the other Loan Documents ranks and shall continue to rank senior in priority of payment to all Subordinated Debt of each such Person and is designated as “Senior Indebtedness” under all instruments and documents, now or in the future, relating to all Subordinated Debt of such Person.
     (x) Accuracy and Completeness of Information. All written information, reports and other papers and data produced by or on behalf of the Borrower or any Subsidiary thereof (other than financial projections, which shall be subject to the standard set forth in Section 8.1(c)) and furnished to the Lenders were, at the time the same were so furnished, complete and correct in all material respects to the extent necessary to give the recipient a true and accurate knowledge of the subject matter. No document furnished or written statement made to the Administrative Agent or the Lenders by the Borrower or any Subsidiary thereof in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of the Borrower or its Subsidiaries or omits or will omit to state a fact necessary in order to make the statements contained therein not misleading. The Borrower has disclosed in writing to the Administrative Agent all pending claims or matters that could reasonably be expected to have a Material Adverse Effect.
     SECTION 7.2 Survival of Representations and Warranties, Etc All representations and warranties set forth in this Article VII and all representations and warranties contained in any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto or any certificate delivered by the Borrower or any Restricted Subsidiary pursuant to any Loan Document) shall constitute representations and warranties made under this

Agreement. All representations and warranties made under such Loan Document or certificate shall be made or deemed to be made at and as of the date of such Loan Document or certificate, as the case may be (except those that are expressly made as of a specific date which shall be deemed to be made as of such other date), and all representations and warranties made at and as of the Closing Date shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, and all representations and warranties made at and as of the Closing Date or any other date shall not be waived by any investigation made by or on behalf of the Lenders or any borrowing hereunder.
ARTICLE VIII
FINANCIAL INFORMATION AND NOTICES
     Until all the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 14.11, the Borrower will furnish or cause to be furnished to the Administrative Agent at the Administrative Agent’s Office at the address set forth in Section 14.1 and to the Lenders at their respective addresses as set forth in the Register, or such other office as may be designated by the Administrative Agent and Lenders from time to time:
     SECTION 8.1 Financial Statements and Projections.
     (a) Quarterly Financial Statements. As soon as practicable and in any event within fifty (50) days after the end of each of the first three Fiscal Quarters of each Fiscal Year (or, if either such date is earlier, on the date of any required public filing thereof, or five (5) Business Days following any date on which the Borrower may be required to file such statements), an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Quarter and unaudited Consolidated statements of income, retained earnings and cash flows for the Fiscal Quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer or treasurer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments (it being understood and agreed that the Borrower’s filing of a Form 10-Q with the SEC with respect to a Fiscal Quarter within the period specified above shall be deemed to satisfy the Borrower’s obligations under this Section 8.1(a) with respect to such Fiscal Quarter).
     (b) Annual Financial Statements. As soon as practicable and in any event within ninety-five (95) days after the end of each Fiscal Year (or, if either such date is earlier, on the date of any required public filing thereof, or five (5) Business Days following any date on which the Borrower may be required to file such statements), an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and audited by an independent certified public accounting firm acceptable to the Administrative Agent in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrower or any of its Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP (it being understood and agreed that the Borrower’s filing of a Form 10-K with the SEC with respect to a Fiscal Year within the period specified above shall be deemed to satisfy the Borrower’s obligations under this Section 8.1(b) with respect to such Fiscal Year).
     (c) Annual Business Plan and Financial Projections. As soon as practicable and in any event within fifteen (15) days prior to the beginning of each Fiscal Year commencing for Fiscal Year 2007, a business plan or financial model of the Borrower and its Subsidiaries for the ensuing Fiscal Year to include the following: an operating and capital budget, a projected income statement, statement of cash flows and balance sheet (each, prepared in accordance with GAAP) and management’s assumptions underlying such projections, accompanied by a certificate from the chief financial officer or treasurer of the Borrower to the effect that, to the best of such officer’s knowledge, such projections are good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries for such Fiscal Years.
     SECTION 8.2 Officer’s Compliance Certificate. Within five (5) Business Days following each delivery of the financial statements required to be delivered pursuant to Section 8.1(a) or (b) and at such other times as the Administrative Agent shall reasonably request, a certificate of the chief financial officer or the treasurer of the Borrower in the form of Exhibit G attached hereto (an “Officer’s Compliance Certificate”). Each such Officer’s Compliance Certificate shall include, without limitation, the aggregate amount of Non-Recourse Project Financing Indebtedness outstanding as of the last day of the relevant Fiscal Quarter or Fiscal Year, as the case may be, and the aggregate amount of Non-Recourse Debt Service paid by the Borrower and its Restricted Subsidiaries during the four (4) Fiscal Quarters immediately preceding such day.
     SECTION 8.3 Annual Accountants’ Certificate. At each time financial statements are delivered pursuant to Section 8.1(b), a certificate of the independent public accountants certifying such financial statements addressed to the Administrative Agent for the benefit of the Lenders:
     (a) stating that in making the examination necessary for the certification of such financial statements, they obtained no knowledge of any Default or Event of Default or, if such is not the case, specifying such Default or Event of Default and its nature and period of existence; and
     (b) including the calculations reviewed by such accountants in connection with their audit of the Consolidated financial statements required to establish whether or not the Borrower and its Subsidiaries are in compliance with the financial covenants set forth in Article X hereof as at the end of each respective period.
     SECTION 8.4 Other Reports.
     (a) Promptly upon receipt thereof, copies of all material reports, if any, submitted to the Borrower or its Board of Directors by its independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto; and
     (b) Such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.

     SECTION 8.5 Notice of Litigation and Other Matters. Prompt (but in no event later than ten (10) days after an officer of the Borrower obtains knowledge thereof) telephonic and written notice of:
     (a) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Subsidiary thereof or any of their respective properties, assets or businesses which could reasonably be determined to result in a Material Adverse Effect;
     (b) any notice of any material violation received by the Borrower or any Subsidiary thereof from any Governmental Authority including, without limitation, any notice of material violation of Environmental Laws;
     (c) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against the Borrower or any Subsidiary thereof which could reasonably be determined to result in a Material Adverse Effect;
     (d) any attachment, judgment, Lien, levy or order exceeding Two Million Dollars ($2,000,000) that may be assessed against the Borrower or any Subsidiary thereof;
     (e) (i) any Default or Event of Default, or (ii) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any Subsidiary thereof or any of their respective properties may be bound;
     (f) (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by the Borrower or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrower obtaining knowledge or reason to know that the Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA;
     (g) contemporaneously with the delivery of the quarterly reports required herein, (and, upon the occurrence and during the continuation of an Event of Default, on a more frequent basis if requested by the Administrative Agent), a list of all Material Government Contracts which have (i) been completed or have lapsed or terminated and not renewed or (ii) been entered into, in each case, since the most recent list provided by the Borrower and signed by a Responsible Officer of the Borrower as of the last Business Day of such Fiscal Quarter; and
     (h) any event which makes any of the representations set forth in Section 7.1 inaccurate in any respect.
     SECTION 8.6 Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of the Borrower to the Administrative Agent or any Lender whether pursuant to this Article VIII or any other provision of this Agreement, or any of the Security Documents, shall, at the time the same is so furnished, comply with the representations and warranties set forth in Section 7.1(x).

ARTICLE IX
AFFIRMATIVE COVENANTS
     Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 14.11, the Borrower will, and will cause each of its Restricted Subsidiaries to:
     SECTION 9.1 Preservation of Corporate Existence and Related Matters. Except as permitted by Section 11.4, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.
     SECTION 9.2 Maintenance of Property. In addition to the requirements of any of the Security Documents, protect and preserve all properties useful in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all renewals, replacements and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable matter.
     SECTION 9.3 Insurance. Maintain insurance (including, without limitation, hazard and business interruption) with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law and as are required by any Security Documents, and on the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.
     SECTION 9.4 Accounting Methods and Financial Records. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.
     SECTION 9.5 Payment and Performance of Obligations. Pay and perform all Obligations under this Agreement and the other Loan Documents, and pay or perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided that the Borrower or such Restricted Subsidiary may contest any item described in clauses (a) or (b) of this Section 9.5 in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.
     SECTION 9.6 Compliance with Laws and Approvals. Observe and remain in compliance in all material respects with all Applicable Laws and maintain in full force and effect all material Governmental Approvals, in each case applicable to the conduct of its business.
     SECTION 9.7 Environmental Laws. In addition to and without limiting the generality of Section 9.6, (a) materially comply with, and ensure such material compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and materially comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and materially comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or any such Restricted Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.
     SECTION 9.8 Compliance with ERISA. In addition to and without limiting the generality of Section 9.6, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with all material applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.
     SECTION 9.9 Compliance with Agreements. Comply in all respects with each material term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Material Contract; provided that the Borrower or any such Restricted Subsidiary may contest any such lease, agreement or other instrument in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.
     SECTION 9.10 Visits and Inspections. Permit representatives of the Administrative Agent or any Lender, from time to time (during regular business hours upon advance notice, provided no Default or Event of Default is continuing), to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.
     SECTION 9.11 Additional Subsidiaries.
     (a) Additional Domestic Subsidiaries. Notify the Administrative Agent of (i) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 9.11(c) below or (ii) the creation or acquisition of any Domestic Subsidiary, and (unless such Domestic Subsidiary has been designated as an Unrestricted Subsidiary pursuant to Section 9.11(d)) promptly thereafter (and in any event within thirty (30) days), cause such Person to (A) become a Guarantor by executing and delivering to the Administrative Agent a supplement to the Guaranty Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (B) deliver to the Administrative Agent a duly executed Joinder Agreement and comply with the terms of each Security

Document, (C) deliver to the Administrative Agent documents of the types referred to in clauses (ii) and (iii) of Section 6.2(b) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clauses (A) and (B)) and (D) deliver to the Administrative Agent such other documents and closing certificates as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.
     (b) Additional Foreign Subsidiaries. Notify the Administrative Agent at the time that any Person becomes a first tier Foreign Subsidiary of the Borrower or any Restricted Subsidiary, and at the request of the Administrative Agent, promptly thereafter (and in any event within forty-five (45) days after such request), cause (i) the Borrower or applicable Restricted Subsidiary to deliver to the Administrative Agent a supplement to the Security Documents pledging sixty-five percent (65%) of the total outstanding ownership interest or capital stock of such new Foreign Subsidiary and a consent thereto executed by such new Foreign Subsidiary (including, without limitation, if applicable, original stock certificates (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the capital stock of such new Foreign Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof), (ii) the Borrower or such Restricted Subsidiary to deliver to the Administrative Agent a favorable opinion of counsel (which shall cover, among other things, the legality, validity, binding effect and enforceability of such pledge), and (iii) such Person to deliver to the Administrative Agent such other documents and closing certificates as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.
     (c) Redesignation of Unrestricted Subsidiaries. The Borrower may, at any time and upon written notice to the Administrative Agent, redesignate an Unrestricted Subsidiary as a Restricted Subsidiary. Further, promptly after the date on which the Borrower or the Administrative Agent determines that all Unrestricted Subsidiaries and their respective Subsidiaries represent thirty percent (30%) or more of the Consolidated EBITDA of the Borrower and its Subsidiaries (notwithstanding the definition thereof, calculated to include all Unrestricted Subsidiaries, but excluding Non-Recourse Debt Service) for the four (4) consecutive Fiscal Quarters most recently ended prior to such date, then the Borrower shall promptly identify in writing to the Administrative Agent such Unrestricted Subsidiaries to be redesignated as Restricted Subsidiaries to cause such remaining Unrestricted Subsidiaries and their Subsidiaries (after giving effect to such redesignation) to represent less than thirty percent (30%) of the Consolidated EBITDA of the Borrower and its Subsidiaries (notwithstanding the definition thereof, calculated to include all Unrestricted Subsidiaries, but excluding Non-Recourse Debt Service) for the four (4) consecutive Fiscal Quarters most recently ended prior to such date.
     (d) Designation of Restricted Subsidiaries. So long as no Default or Event of Default has occurred and is continuing, the Borrower shall be permitted, on prior written notice to the Administrative Agent, to redesignate any Restricted Subsidiary as an Unrestricted Subsidiary (or designate any newly formed or acquired Subsidiary as an Unrestricted Subsidiary; provided that such formation or acquisition is otherwise permitted hereunder), so long as the Administrative Agent reasonably determines that at the time of such proposed designation (or redesignation, as applicable), and after giving effect thereto, all Unrestricted Subsidiaries and their respective Subsidiaries (including the Subsidiary and its respective Subsidiaries to be designated or redesignated, as applicable, as an Unrestricted Subsidiary) represent no more than thirty percent (30%) of the Consolidated EBITDA of the Borrower and its Subsidiaries (notwithstanding the definition thereof, calculated to include all Unrestricted Subsidiaries, but excluding Non-Recourse Debt Service) for the four (4) consecutive Fiscal Quarters most recently ended prior to such date. Such designation (or redesignation, as applicable) shall have an effective date mutually acceptable to the Administrative Agent and Borrower, but in no event earlier than five (5) Business Days following receipt by the Administrative Agent of such written notice. Effective as of the Acquisition

Date, the CPT Acquisition Subsidiary and its Subsidiaries existing on the Closing Date shall be Restricted Subsidiaries, subject to this Section 9.11(d).
     SECTION 9.12 Use of Proceeds. The Borrower shall use the proceeds of the Extensions of Credit (a) to finance the Acquisition and pay the fees and expenses in connection with the closing of the CentraCore Transactions, (b) to finance the acquisition of other Capital Assets, (c) to refinance the Existing Facility, (d) to fund Restricted Payments permitted hereunder, and (e) for working capital and general corporate requirements of the Borrower and its Subsidiaries and payment of certain fees and expenses incurred in connection with the transactions contemplated hereby; provided, however, that the proceeds of any Revolving Credit Loans or Swingline Loans in excess of Five Million Dollars ($5,000,000) shall not be used for the purposes of specified in clause (a) above.
     SECTION 9.13 Landlord Consents. Promptly after the Closing Date, the Borrower shall diligently pursue and use all reasonable efforts to obtain landlord consents, estoppel letters or consents and waivers, in form and substance reasonably acceptable to the Administrative Agent, in respect of Collateral held on leased premises.
     SECTION 9.14 Notification of Additional Material Contracts. Promptly after entering into any Material Contract after the date hereof, notify the Administrative Agent of each such Material Contract and provide a copy thereof to the Administrative Agent if requested by the Administrative Agent.
     SECTION 9.15 Post-Closing Real Estate. If the Borrower or any Restricted Subsidiary shall (a) continue to own any of the Delaney Hall Facility, the Mesa Verde Facility or the corporate headquarters of the Target Company on the date falling three (3) months following the Closing Date, (b) continue to own the Broward Transition Center on the date falling five (5) days following the Closing Date or (c) acquire any real property interest, including improvements, after the date hereof that has a fair market value of Ten Million Dollars ($10,000,000) or more (or shall make improvements upon any existing real property interest resulting in the fair market value of such interest together with such improvements being equal to Ten Million Dollars ($10,000,000) or more), then the Borrower will (or, as applicable, will cause the respective Restricted Subsidiary holding such real property interest to), within ten (10) days of the acquisition of or improvements upon such property interest by the Borrower or such Restricted Subsidiary (or, with respect to any of the Delaney Hall Facility, the Mesa Verde Facility or the corporate headquarters of the Target Company if the Borrower or any Restricted Subsidiary shall continue to own such property on the date falling three (3) months following the Closing Date, within ten (10) days of such date, or, with respect to the Broward Transition Center if the Borrower or any Restricted Subsidiary shall continue to own such property on the date falling five (5) days following the Closing Date, on such date) if the Administrative Agent elects to encumber such property as Collateral in Administrative Agent’s sole and absolute discretion, (A) execute and deliver in favor of the Administrative Agent a Mortgage appropriate for the jurisdiction in which such respective real property is situated, pursuant to which the Borrower or such Restricted Subsidiary will create a first priority Lien upon such real property (and improvements) in favor of the Administrative Agent for the benefit of the Lenders and the Administrative Agent as collateral security for the obligations of the Borrower or such Restricted Subsidiary under the Loan Documents, (B) obtain or deliver a current Phase I (with respect to a property, a “current Phase I” means a Phase I prepared within three (3) years of the acquisition of such property) for such property (other than for the corporate headquarters of the Target Company) and (C) deliver such certificates of occupancy (or, if it is not the practice to issue certificates of occupancy in the jurisdiction in which such real property is located, then such other evidence reasonably satisfactory to the Administrative Agent that the fully functioning operation and occupancy of such real property is permitted), opinions of counsel and title insurance policies as the Administrative Agent shall reasonably request in connection therewith, including payment for all such title insurance policies and recording and stamp taxes payable in connection with recording all Mortgages and Uniform Commercial Code fixture filings, if applicable, in the appropriate county land offices.
     SECTION 9.16 Further Assurances. Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Administrative Agent and the Lenders their respective rights under this Agreement, the Notes, the Letters of Credit and the other Loan Documents. The Borrower shall on or prior to the Closing Date file an application with the appropriate filing office in the State of Florida requesting a certificate of occupancy for its property located in Fort Lauderdale, Broward County, Florida, and upon either receipt of such certificate of occupancy or notice from such filing office that no certificate of occupancy exists for such property, the Borrower shall promptly deliver a copy of such certificate of occupancy or notice to the Administrative Agent. The Borrower shall deliver to the Administrative Agent not later than thirty (30) days after the Closing Date original stock certificates or other certificates evidencing the capital stock or other ownership interests in each Excluded Subsidiary (as defined in Section 6.2(c)(iii)) pledged pursuant to the Collateral Agreement (to the extent such ownership interests are certificated), together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof.
ARTICLE X
FINANCIAL COVENANTS
     Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 14.11, the Borrower and its Restricted Subsidiaries on a Consolidated basis will not:
     SECTION 10.1 Leverage Ratios.
     (a) Total Leverage Ratio. As of any Fiscal Quarter end, permit the ratio (the “Total Leverage Ratio”) of (i) the sum of (A) Debt of the Borrower and its Restricted Subsidiaries on such date (other than any Non-Recourse Project Financing Indebtedness) less (B) any undrawn Letters of Credit of the Borrower and its Restricted Subsidiaries less (C) an amount (not less than zero) equal to all unrestricted cash on hand held by the Borrower and its Restricted Subsidiaries minus (for any Fiscal Quarter end falling on or after December 31, 2006) Fifteen Million Dollars ($15,000,000) to (ii) EBITDA for the period of four (4) consecutive Fiscal Quarters ending on or immediately prior to such date to be greater than the corresponding ratio set forth below (provided that on or after the Acquisition Date, the Total Leverage Ratio shall be calculated on a pro forma consolidated basis with respect to the Borrower, the Target Company and their respective Subsidiaries (using for purposes of this calculation the information set forth in the financial statements most recently delivered in accordance with Section 8.1, with respect to the Borrower and its Subsidiaries, and the amounts set forth on Schedule 10.1 for the relevant four (4) Fiscal Quarter period, with respect to the Target Company and its Subsidiaries)):

Period	Maximum Ratio
Closing Date through December 30, 2008	5.50 to 1.0
December 31, 2008 through December 30, 2009	4.75 to 1.0
December 31, 2009 through December 30, 2010	4.25 to 1.0
December 31, 2010 through December 30, 2011	3.50 to 1.0
December 31, 2011 and thereafter	3.00 to 1.0
     (b) Senior Secured Leverage Ratio. As of any Fiscal Quarter end, permit the ratio (the “Senior Secured Leverage Ratio”) of (i) the sum of (A) Debt of the Borrower incurred under this Agreement and, without duplication, other secured Debt of the Borrower and the Restricted Subsidiaries on such date (other than any Non-Recourse Project Financing Indebtedness) less (B) any undrawn Letters of Credit of the Borrower and its Restricted Subsidiaries less (C) an amount (not less than zero) equal to all unrestricted cash on hand held by the Borrower and its Restricted Subsidiaries minus (for any Fiscal Quarter end falling on or after December 31, 2006) Fifteen Million Dollars ($15,000,000) to (ii) EBITDA for the period of four (4) consecutive Fiscal Quarters ending on or immediately prior to such date to be greater than the corresponding ratio set forth below (provided that on or after the Acquisition Date, the Senior Secured Leverage Ratio shall be calculated on a pro forma consolidated basis with respect to the Borrower, the Target Company and their respective Subsidiaries (using for purposes of this calculation the information set forth in the financial statements most recently delivered in accordance with Section 8.1, with respect to the Borrower and its Subsidiaries, and the amounts set forth on Schedule 10.1 for the relevant four (4) Fiscal Quarter period, with respect to the Target Company and its Subsidiaries)).

Period	Maximum Ratio
Closing Date through December 30, 2008	4.00 to 1.0
December 31, 2008 through December 30, 2009	3.25 to 1.0
December 31, 2009 through December 30, 2010	2.75 to 1.0
December 31, 2010 through December 30, 2011	2.25 to 1.0
December 31, 2011 and thereafter	2.00 to 1.0
     SECTION 10.2 Fixed Charge Coverage Ratio(a) . As of any Fiscal Quarter end, permit the ratio of (a) the sum of (i) EBITDA for the period of four (4) consecutive Fiscal Quarters ending on such date plus (ii) Rental Expense (other than Rental Expense related to Synthetic Leases) and (iii) Non-Recourse Debt Service less (iv) Capital Expenditures (excluding (x) the purchase of assets listed on Schedule 4.4(b)(iii), (y) any acquisitions permitted under Section 11.3(a) and (z) with respect to Fiscal Year ending on or nearest to December 31, 2007, any acquisitions purchased with the Net Cash Proceeds from any offering of equity securities by the Borrower or any of its Restricted Subsidiaries) to (b) the sum of (i) Interest Expense paid in cash, (ii) any federal, state or local income taxes paid in cash by the Borrower and its Restricted Subsidiaries, (iii) scheduled principal payments required to be made by the Borrower and its

Restricted Subsidiaries with respect to Debt, (iv) Rental Expense (other than Rental Expense related to Synthetic Leases), (v) Non-Recourse Debt Service and (vi) Restricted Payments, in each case for the period of four (4) consecutive Fiscal Quarters ending on or immediately prior to such date to be less than the corresponding ratio set forth below:

Period	Minimum Ratio
June 30, 2008 through December 30, 2009	1.00 to 1.00
December 31, 2009 and thereafter	1.10 to 1.00
     SECTION 10.3 Capital Expenditures. Permit Capital Expenditures to be greater than the aggregate amounts set forth in the table below during the applicable Fiscal Year; provided, however, that the maximum amount of Capital Expenditures permitted in any Fiscal Year pursuant to the table below shall be increased by the amount of Capital Expenditures that were permitted to be made pursuant to the table below in the immediately preceding Fiscal Year (without giving effect to any carryover amount from prior Fiscal Years) over the amount of Capital Expenditures actually made during such preceding Fiscal Year as permitted pursuant to the table below (and for purposes hereof, the amount of such Capital Expenditures made during any Fiscal Year shall be deemed to have been made first from the amount permitted in such Fiscal Year pursuant to the table below without giving effect to any such carryover from the preceding Fiscal Year and last from the carryover, if any, from the preceding Fiscal Year). Notwithstanding anything to the contrary, Capital Expenditures in the aggregate amount of the sum of (a) Seventy-Five Million Dollars ($75,000,000) plus (b) the Net Cash Proceeds from the offering of equity securities of the Borrower or any of its Restricted Subsidiaries after the Acquisition Date not required to be used for prepayments under Section 4.4(b)(ii), but only to the extent that such Net Cash Proceeds are not used for Permitted Acquisitions or investments, loans, advances, extensions of credit or acquisitions as permitted by Section 11.3(j) (collectively, the “Additional Capital Expenditures Basket”), shall not be included in the calculation of Capital Expenditures for purposes of the table below to the extent that such Capital Expenditures are used (x) in the construction or equipping of a facility which either the Borrower or a Subsidiary of the Borrower will construct, operate or manage or will be responsible for constructing, managing or operating pursuant to a notice of award of a Government Contract, (y) in the construction or expansion of a facility by or on behalf of the Borrower or a Subsidiary of the Borrower that is not covered by a Government Contract (and for which a notice of award has not been issued), provided that in the case of this clause (y) the aggregate amount of such Capital Expenditures (excluding any such Capital Expenditures made in respect of facilities that subsequently become subject to Government Contracts) does not exceed the sum of (1) Twenty-Five Million Dollars ($25,000,000) plus (2) the Net Cash Proceeds from the offering after the Acquisition Date of equity securities of the Borrower or any of its Restricted Subsidiaries not required to be used for prepayments under Section 4.4(b)(ii), but only to the extent that such Net Cash Proceeds are not used for Permitted Acquisitions or investments, loans, advances, extensions of credit or acquisitions as permitted by Section 11.3(j) or (z) for the expansion of the Val Verde facility. In addition, (A) expenditures made for any acquisition permitted under Section 11.3(a), (B) expenditures made with the proceeds of Non-Recourse Project Financing Indebtedness and (C) expenditures not exceeding Six Million Dollars ($6,000,000) in aggregate made in connection with the development and implementation of the Borrower’s information technology project that is currently expected to be completed in 2008, shall not be included in the calculation of Capital Expenditures.

Aggregate Annual Amount
Period	(in millions)
Closing Date through December 31, 2007	$55.0

Each Fiscal Year thereafter commencing with the Fiscal Year ending on or nearest to December 31, 2008 and ending with the Fiscal Year during which the Term Loan Maturity Date occurs	$25.0
ARTICLE XI
NEGATIVE COVENANTS
     Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 14.11, the Borrower has not and will not and will not permit any of its Restricted Subsidiaries to:
     SECTION 11.1 Limitations on Debt. Create, incur, assume or suffer to exist any Debt except:
     (a) the Obligations (excluding Hedging Agreements permitted pursuant to Section 11.1(b));
     (b) Debt incurred in connection with a Hedging Agreement with a counterparty and upon terms and conditions (including interest rate) reasonably satisfactory to the Administrative Agent entered into as a bona fide hedge and not for speculative purposes; provided that any counterparty that is a Lender shall be deemed satisfactory to the Administrative Agent;
     (c) (i) Debt existing on the Closing Date and not otherwise permitted under this Section 11.1, as set forth on Schedule 7.1(t), and the renewal, refinancing, extension and replacement (but not the increase in the aggregate principal amount) thereof and (ii) any Non-Recourse Project Financing Indebtedness;
     (d) Debt of the Borrower and its Restricted Subsidiaries incurred in connection with Capital Leases in an aggregate amount not to exceed Five Million Dollars ($5,000,000) on any date of determination;
     (e) purchase money Debt of the Borrower and its Restricted Subsidiaries in an aggregate amount not to exceed Five Million Dollars ($5,000,000) on any date of determination;
     (f) Guaranty Obligations in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders;
     (g) Debt in an aggregate principal amount not to exceed Five Million Dollars ($5,000,000) at any time outstanding;
     (h) Debt arising from intercompany loans from the Borrower to any Restricted Subsidiary or from any Restricted Subsidiary to the Borrower;

     (i) Guaranty Obligations of the Borrower and its Restricted Subsidiaries with respect to (i) Debt of the Borrower and its Restricted Subsidiaries permitted pursuant to this Section 11.1, (ii) other obligations of the Borrower and its Restricted Subsidiaries not prohibited by this Agreement or (iii) the assignment of rights under any Government Contract assigned by the Borrower or any of its Restricted Subsidiaries to secure any Non-Recourse Project Financing Indebtedness related to such Government Contract; and
     (j) Guaranty Obligations permitted by Section 11.3;
provided that no agreement or instrument with respect to Debt permitted to be incurred by this Section (other than the High-Yield Note Indenture) shall restrict, limit or otherwise encumber (by covenant or otherwise) the ability of any Subsidiary of the Borrower to make any payment to the Borrower or any of its Subsidiaries (in the form of dividends, intercompany advances or otherwise) for the purpose of enabling the Borrower to pay the Obligations.
     SECTION 11.2 Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including, without limitation, shares of capital stock or other ownership interests), real or personal, whether now owned or hereafter acquired, except:
     (a) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;
     (b) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings;
     (c) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation;
     (d) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, materially detract from the value of such property or impair the use thereof in the ordinary conduct of business;
     (e) Liens of the Administrative Agent for the benefit of the Administrative Agent and the Lenders;
     (f) Liens not otherwise permitted by this Section 11.2 and in existence on the Closing Date and described on Schedule 11.2, and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 11.1(c)(i);
     (g) Liens securing Debt permitted under Sections 11.1(d) and (e); provided that (i) such Liens shall be created substantially simultaneously with the acquisition or lease of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Debt, (iii) the amount of Debt secured thereby is not increased and (iv) the principal amount of Debt secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price or lease payment amount of such property at the time it was acquired;
     (h) other Liens securing Debt permitted by Section 11.1(g), not to exceed Three Million Dollars ($3,000,000) in the aggregate;
     (i) Liens securing Non-Recourse Project Financing Indebtedness; and
     (j) following consummation of the Acquisition, Liens on the assets of the Target Company and its Subsidiaries described on Schedule 11.2.
     SECTION 11.3 Limitations on Loans, Advances, Investments and Acquisitions. Purchase, own, invest in or otherwise acquire, directly or indirectly, any capital stock, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Restricted Subsidiary), evidence of Debt or other obligation or security, substantially all of the business or assets of any other Person (for purposes of this Section 11.3, the acquisition of a facility, the primary purpose of which is for the detention or housing of detainees, shall be deemed to constitute the acquisition of substantially all of the business or assets of any such Person), or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit (which, for the avoidance of doubt, shall include any Guaranty Obligations for purposes of this Section 11.3) to, or any investment in cash or by delivery of property in, any Person except:
     (a) (i) investments in or loans, advances or extensions of credit to, Subsidiaries to the extent that such investments, loans, advances or extension of credit are existing on the Closing Date (or any refinancing thereof provided that the aggregate principal amount thereof is not increased), (ii) investments in or loans, advances or extensions of credit to, Restricted Subsidiaries so long as the Borrower and its Subsidiaries comply with the applicable provisions of Section 9.11 with respect to Restricted Subsidiaries formed or acquired after the Closing Date, (iii) Permitted Acquisitions after the Closing Date so long as the Borrower and its Subsidiaries comply with the applicable provisions of Section 9.11; provided that any investment by the Borrower or any Restricted Subsidiary in any Restricted Foreign Subsidiary must be in the form of a loan to such Restricted Foreign Subsidiary which is pledged to the Administrative Agent pursuant to the Collateral Agreement, (iv) the Acquisition (together with any investments, loan advances or extensions of credit acquired as a result of the Acquisition) so long as the Borrower and its Subsidiaries comply with the applicable provisions of this Agreement with respect thereto including, without limitation, Section 9.11 and (v) the other loans, advances and investments described on Schedule 11.3(a) existing on the Closing Date;
     (b) investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof, (ii) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having an “A-1” or higher rating from S&P or a “P-1” rating from Moody’s, (iii) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than Five Hundred Million Dollars ($500,000,000) and having a rating of “A” or better by a nationally recognized rating agency; provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed Five Million Dollars ($5,000,000) for any one such certificate of deposit and Twenty Million Dollars ($20,000,000) for any one such bank, (iv) money market accounts with any financial institution whose long-term credit rating is not less than “AAA” by S&P and “Aaa” by Moody’s and whose short-term credit rating is not less than “P-1” by Moody’s and “A-1” by S&P, (v) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder, (vi) municipal securities rated investment grade or better by either S&P or Moody’s or (vii) with respect to any Foreign Subsidiary, deposit accounts held by such Foreign Subsidiary in local currency at local commercial banks or savings banks or savings and loan associations in the ordinary course of business;
     (c) Hedging Agreements permitted pursuant to Section 11.1;
     (d) purchases of assets in the ordinary course of business;
     (e) to the extent they constitute an investment, contributions to and payments of benefits under any Employee Benefits Plan in existence as of the Closing Date as required by the benefit commitment in such Employee Benefits Plan as of the Closing Date;
     (f) investments, loans, advances or extensions of credit in addition to those permitted elsewhere in this Section 11.3 in an aggregate amount not to exceed Five Million Dollars ($5,000,000) in the aggregate at any time outstanding;
     (g) investments in or loans, advances or extensions of credit to Unrestricted Subsidiaries, joint ventures and/or Other Consolidated Persons (but, in the case of Unrestricted Subsidiaries and joint ventures, only if the outstanding capital stock or other ownership interests of such Unrestricted Subsidiaries or joint ventures that are owned by the Borrower or any of its Restricted Subsidiaries, are directly owned either by the Borrower or a Restricted Subsidiary) in an aggregate amount not to exceed Ten Million Dollars ($10,000,000) for any Fiscal Year; provided that if the aggregate amount of such investments, loans, advances and extensions of credit made in any Fiscal Year shall be less than Ten Million Dollars ($10,000,000), the difference shall be added to the amount of such investments, loans, advances and extensions of credit permitted pursuant to this Section 11.3(g) for the immediately succeeding (but not any other) Fiscal Year, and for purposes hereof, the amount of such investments, loans, advances and extensions of credit made during any Fiscal Year shall be deemed to have been made first from the amount permitted in such Fiscal Year pursuant to this Section 11.3(g) without giving effect to any such carryover from the preceding Fiscal Year and last from the carryover, if any, from the preceding Fiscal Year; provided further, that the aggregate amount of such investments, loans, advances and extensions of credit permitted to be made pursuant to this Section 11.3(g) during the term of this Agreement shall not exceed Twenty-Five Million Dollars ($25,000,000);
     (h) investments, loans, advances or extensions of credit resulting from Liens permitted under Section 11.2(i) and Guaranty Obligations permitted by Section 11.1(i);
     (i) investments, loans, advances or extensions of credit made in connection with the facility described on Schedule 11.3(i); and
     (j) investments in or loans, advances or extensions of credit to, or acquisitions of, any Person or Persons (or all or substantially all of the assets of any Person or Persons) in an aggregate amount (except to the extent made with Equity Consideration) not exceeding the Net Cash Proceeds from the offering of equity securities of the Borrower or any of its Restricted Subsidiaries after the Acquisition Date not required to be used for prepayments under Section 4.4(b)(ii), but only to the extent that such Net Cash Proceeds are not used for Permitted Acquisitions and do not constitute a utilization of the Additional Capital Expenditure Basket in excess of Seventy-Five Million Dollars ($75,000,000).

     SECTION 11.4 Limitations on Mergers and Liquidation. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:
     (a) any Subsidiary of the Borrower may merge with the Borrower or any Restricted Subsidiary; provided that in any merger involving the Borrower or a Restricted Subsidiary, the Borrower or such Restricted Subsidiary shall be the surviving entity;
     (b) any Restricted Subsidiary of the Borrower may merge into the Person such Restricted Subsidiary was formed to acquire in connection with an acquisition permitted by Section 11.3(a); provided that the Restricted Subsidiary shall be the continuing or surviving Person or the survivor shall comply with the requirements of Section 9.11; and
     (c) any Restricted Subsidiary may wind-up into the Borrower or any other Restricted Subsidiary.
     SECTION 11.5 Limitations on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction), whether now owned or hereafter acquired except:
     (a) the sale of inventory in the ordinary course of business;
     (b) the sale of obsolete assets no longer used or usable in the business of the Borrower or any of its Subsidiaries;
     (c) the transfer of assets to the Borrower or any Restricted Subsidiary;
     (d) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;
     (e) the disposition of any Hedging Agreement;
     (f) the sale or other disposition of assets by the Borrower or any Restricted Subsidiary not otherwise permitted under this Section 11.5; provided that (i) as of the time of such sale or other disposition, no Default or Event of Default shall be continuing or would result therefrom, (ii) the aggregate book value of all assets sold or disposed of pursuant to this clause (f) in any Fiscal Year shall not exceed Five Million Dollars ($5,000,000), and (iii) the Borrower shall have complied with the requirements of Section 4.4(b);
     (g) the sale of any investments permitted under Section 11.3(b) hereof;
     (h) the sale of those assets listed on Schedule 4.4(b)(iii)(y) and Schedule 4.4(b)(iii)(z);
     (i) the sale of any facility built or acquired after the date hereof to the Governmental Authority with which either the Borrower or a Subsidiary of the Borrower has entered into a Government Contract pursuant to which the Borrower or such Subsidiary operates or is responsible for the management or operation of such facility; provided that the Borrower or such Subsidiary received fair market value of such facility in cash;

     (j) the sale of any property, business or assets acquired in a Permitted Acquisition to the extent that the same is not related to the construction, design, operation, development or operation of any adult correctional, detention or mental health facilities; and
     (k) the sale of any facility or any real property interest (and related personal property) for fair market value (as determined by an independent appraisal made by a Person acceptable to the Administrative Agent) if no Default or Event of Default shall have occurred and be continuing and so long as the aggregate amount of non-cash proceeds from all such sales does not exceed Five Million Dollars ($5,000,000).
     For purposes of this Section 11.5, all determinations of fair market value of any facility shall include consideration of rights under any Government Contract transferred in connection therewith.
     SECTION 11.6 Restricted Payments. Declare, pay or make any Restricted Payment except each Restricted Subsidiary may make Restricted Payments (i) to the Borrower and to Restricted Subsidiaries, (ii) pursuant to any agreements governing acquisitions otherwise permitted hereunder, (iii) in the case of non-wholly owned Restricted Subsidiaries, if made to all equity owners thereof on a pro rata basis, (iv) resulting from the cashless exercise of stock options and (v) in the case of any real estate investment trust that is a Restricted Subsidiary, to the equity holders thereof pursuant to their equity interests therein in an aggregate amount not to exceed Seventy-Five Thousand Dollars ($75,000) per calendar year.
     SECTION 11.7 Limitations on Exchange and Issuance of Capital Stock. Issue, sell or otherwise dispose of any class or series of capital stock that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be, (a) convertible or exchangeable into Debt or (b) required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due.
     SECTION 11.8 Transactions with Affiliates. Except for transactions permitted by Sections 11.1, 11.3, 11.4, 11.5, 11.6 and 11.7, directly or indirectly (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates and (b) enter into, or be a party to, any other transaction not described in clause (a) above with any of its Affiliates, except pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not its Affiliate.
     SECTION 11.9 Certain Accounting Changes; Organizational Documents. (a) Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP or (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner adverse in any respect to the rights or interests of the Lenders. For the avoidance of doubt, the conversion or merger of a Restricted Subsidiary to or into a real estate investment trust that is a Restricted Subsidiary shall not, by itself, be deemed to be adverse to the rights or interests of the Lenders.
     SECTION 11.10 Payments and Prepayments of Certain Debt. Cancel or forgive, make any voluntary or optional payment or prepayment on, or redeem or acquire for value (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due) any Subordinated Debt or the High-Yield Notes.

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     SECTION 11.11 Restrictive Agreements.
     (a) Enter into any Debt which contains any negative pledge on assets or any covenants more restrictive than the provisions of Articles IX, X and XI hereof, or which restricts, limits or otherwise encumbers its ability to incur Liens (except for restrictions on Liens pursuant to the High-Yield Note Indenture) on or with respect to any of its assets or properties other than the assets or properties securing such Debt.
     (b) Enter into or permit to exist any agreement which impairs or limits the ability of any Restricted Subsidiary of the Borrower to pay dividends to the Borrower.
     SECTION 11.12 Nature of Business. Engage in any business other than a Permitted Business.
     SECTION 11.13 Impairment of Security Interests. Take or omit to take any action, which might or would have the result of materially impairing the security interests in favor of the Administrative Agent with respect to the Collateral or grant to any Person (other than the Administrative Agent for the benefit of itself and the Lenders pursuant to the Security Documents) any interest whatsoever in the Collateral, except for Liens permitted under Section 11.2 and asset sales permitted under Section 11.5.
     SECTION 11.14 Amendments of Certain Agreements. Waive, amend, supplement or modify (or permit the waiver, modification, supplement or amendment of) any of the terms or provisions of (a) the Merger Agreement in a manner that could have a material adverse effect on the interests of the Lenders or the Borrower or (b) any Subordinated Debt.
ARTICLE XII
DEFAULT AND REMEDIES
     SECTION 12.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:
     (a) Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrower shall default in any payment of principal of any Loan, Note or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).
     (b) Other Payment Default. The Borrower shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan, Note or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of three (3) Business Days.
     (c) Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed to be made by or on behalf of the Borrower or any Restricted Subsidiary under this Agreement, any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made; any representation, warranty, certification or statement of fact made or deemed to be made by or on behalf of the Borrower or any Restricted Subsidiary herein, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made; or any representation, warranty, certification or statement of fact made by or on behalf of the Target Company or any of its subsidiaries under the Merger Agreement or any other document delivered in connection therewith shall be incorrect or misleading in any respect when made or deemed to be made to the extent material to the business, assets, property, condition (financial or otherwise) or prospects of the Borrower, the Target Company and their respective Subsidiaries taken as a whole.
     (d) Default in Performance of Certain Covenants. The Borrower shall default in the performance or observance of any covenant or agreement contained in Section 8.1, 8.2, 8.5(e)(i), 9.10, 9.11 or 9.13 or Article X or XI of this Agreement.
     (e) Default in Performance of Other Covenants and Conditions. The Borrower or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section 12.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrower by the Administrative Agent.
     (f) Hedging Agreement. The Borrower or any of its Subsidiaries shall default in the performance or observance of any terms, covenant, condition or agreement (after giving effect to any applicable grace or cure period) under any Hedging Agreement, such default causes the termination of such Hedging Agreement or permits any counterparty to such Hedging Agreement to terminate any such Hedging Agreement and such termination results in a requirement that the Borrower or any of its Subsidiaries pay an amount in excess of Four Million Dollars ($4,000,000).
     (g) Debt Cross-Default. Other than with respect to any Non-Recourse Project Financing Indebtedness, the Borrower or any of its Subsidiaries shall (i) default in the payment of any Debt (other than the Notes or any Reimbursement Obligation) the aggregate outstanding amount of which Debt is in excess of Four Million Dollars ($4,000,000) beyond the period of grace if any, provided in the instrument or agreement under which such Debt was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Debt (other than the Notes or any Reimbursement Obligation) the aggregate outstanding amount of which Debt is in excess of Four Million Dollars ($4,000,000) or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Debt to become due prior to its stated maturity (provided that any applicable grace period shall have expired).
     (h) Change in Control. Any Person or group of Persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) shall obtain ownership or control in one or more series of transactions of more than thirty percent (30%) of the common stock or thirty percent (30%) of the voting power of the Borrower entitled to vote in the election of members of the board of directors of the Borrower or there shall have occurred under any indenture or other instrument evidencing any Debt in excess of Four Million Dollars ($4,000,000) any “change in control” (as defined in such indenture or other evidence of Debt) obligating the Borrower to repurchase, redeem or repay all or any part of the Debt or capital stock provided for therein (any such event, a “Change in Control”).
     (i) Voluntary Bankruptcy Proceeding. The Borrower or any Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.
     (j) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.
     (k) Failure of Agreements. Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on the Borrower or Subsidiary party thereto or any such Person shall so state in writing, or any Loan Document shall for any reason cease to create a valid and perfected first priority Lien on, or security interest in, any of the collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof.
     (l) Termination Event. The occurrence of any of the following events: (i) the Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, (ii) an accumulated funding deficiency in excess of Two Million Dollars ($2,000,000) occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) a Termination Event or (iv) the Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding Two Million Dollars ($2,000,000).
     (m) Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments (excluding any portion thereof covered by insurance issued by a creditworthy company that has admitted liability in respect thereof) to exceed Six Million Dollars ($6,000,000) in any Fiscal Year shall be entered against the Borrower and/or any of its Subsidiaries by any court and such judgment or order shall continue without discharge or stay or shall not be bonded for a period of thirty (30) days.
     (n) Settlement. A settlement of any shareholder litigation or shareholder derivative action shall occur requiring the Borrower and/or any of its Subsidiaries to make an aggregate payment of money with respect to such shareholder litigation or such shareholder derivative action (excluding any portion thereof covered by insurance issued by a creditworthy company that has admitted liability in respect thereof) in excess of Ten Million Dollars ($10,000,000).
     (o) Environmental. Any one or more Environmental Claims shall have been asserted against the Borrower or any of its Subsidiaries; the Borrower and its Subsidiaries would be reasonably likely to incur liability as a result thereof; and such liability could be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect.

     SECTION 12.2 Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:
     (a) Acceleration; Termination of Facilities. Declare the principal of and interest on the Loans, the Notes and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations (other than Hedging Obligations), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided that upon the occurrence of an Event of Default specified in Section 12.1(i) or (j), the Credit Facility shall be automatically terminated and all Obligations (other than Hedging Obligations) shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.
     (b) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (which such cash collateral shall be deposited in Dollars); provided that with respect to any Alternative Currency Letter of Credit, the amount required to be deposited pursuant to this Section 12.2(b) shall be equal to one hundred and five percent (105%) of the equivalent amount in Dollars of the aggregate then undrawn and unexpired amount of such Alternative Currency Letter of Credit as determined by the Administrative Agent on the day of acceleration; provided further, that if at anytime the Administrative Agent determines that the amount deposited pursuant to this Section 12.2(b) with respect to any such Alternative Currency Letter of Credit is less than one hundred and three percent (103%) of the equivalent amount in Dollars of the undrawn and unexpired amount of such Alternative Currency Letter of Credit, the Borrower shall immediately upon demand by the Administrative Agent deposit additional amounts (in Dollars) in the cash collateral account sufficient to cause the aggregate amount of cash collateral deposited pursuant to this Section 12.2(b) with respect to such Alternative Currency Letter of Credit to be at least equal to one hundred and five percent (105%) of the equivalent amount in Dollars of the aggregate then undrawn and unexpired amount of such Alternative Currency Letter of Credit as determined by the Administrative Agent on the date of such demand. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.
     (c) Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower’s Obligations.
     SECTION 12.3 Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.
     SECTION 12.4 Judgment Currency. The obligation of the Borrower to make payments of any amounts payable hereunder or pursuant to any other Loan Document in the currency specified for such payment shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any other currency, except to the extent that such tender or recovery shall result in the actual receipt by each of the Administrative Agent and Lenders of the full amount of the particular Permitted Currency expressed to be payable pursuant to the applicable Loan Document. The Administrative Agent shall, using all amounts obtained or received from the Borrower pursuant to any such tender or recovery in payment of principal of and interest on the Obligations, promptly purchase the applicable currency at the most favorable spot exchange rate determined by the Administrative Agent to be available to it. The obligation of the Borrower to make payments in the applicable currency shall be enforceable as an alternative or additional cause of action solely for the purpose of recovering in the applicable currency the amount, if any, by which such actual receipt shall fall short of the full amount of the currency expressed to be payable pursuant to the applicable Loan Document.
ARTICLE XIII
THE ADMINISTRATIVE AGENT
     SECTION 13.1 Appointment. Each of the Lenders hereby irrevocably designates and appoints BNP Paribas as Administrative Agent of such Lender under this Agreement and the other Loan Documents for the term hereof and each such Lender irrevocably authorizes BNP Paribas, as Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article XIII. Notwithstanding any provision to the contrary elsewhere in this Agreement or such other Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Administrative Agent. Any reference to the Administrative Agent in this Article XIII shall be deemed to refer to the Administrative Agent solely in its capacity as Administrative Agent and not in its capacity as a Lender.
     SECTION 13.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Administrative Agent with reasonable care.

     SECTION 13.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for actions occasioned solely by its or such Person’s own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any of its Subsidiaries or any officer thereof contained in this Agreement or the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or for any failure of the Borrower or any of its Subsidiaries to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries.
     SECTION 13.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by it. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 14.10. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby or by the relevant other Loan Documents, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes in accordance with a request of the Required Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.
     SECTION 13.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders) unless it has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, when expressly required hereby, all the Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders, except to the extent that other provisions of this Agreement expressly require that any such action be taken or not be taken only with the consent and authorization or the request of the Lenders or Required Lenders, as applicable.
     SECTION 13.6 Non-Reliance on the Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors,

employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans and issue or participate in Letters of Credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or by the other Loan Documents, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Subsidiaries which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates.
     SECTION 13.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such and (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their Revolving Credit Commitment Percentages or Term Loan Percentages, as applicable, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes or any Reimbursement Obligation) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents, or any documents, reports or other information provided to the Administrative Agent or any Lender or contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s bad faith, gross negligence or willful misconduct. The agreements in this Section 13.7 shall survive the payment of the Notes, any Reimbursement Obligation and all other amounts payable hereunder and the termination of this Agreement.
     SECTION 13.8 The Administrative Agent in its Individual Capacity. The Administrative Agent and its Subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent was not the Administrative Agent hereunder. With respect to any Loans made or renewed by it and any Note issued to it and with respect to any Letter of Credit issued by it or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.
     SECTION 13.9 Resignation of the Administrative Agent; Successor Administrative Agent. Subject to the appointment and acceptance of a successor as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, which successor shall have minimum capital and surplus of at least Five Hundred Million Dollars ($500,000,000). If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the Administrative Agent’s giving of notice of resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which successor shall have minimum capital and surplus of at least Five Hundred Million Dollars ($500,000,000). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 13.9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.
ARTICLE XIV
MISCELLANEOUS
     SECTION 14.1 Notices.
     (a) Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing (for purposes hereof, the term “writing” shall include information in electronic format such as electronic mail and internet web pages), or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via electronic mail, posting on an internet web page, telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by electronic mail, posting on an internet web page (provided that the recipients of such notice have been made specifically aware of the posting of such notice by any other method permitted by this Section 14.1(a)), or telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. Notwithstanding the foregoing, notices to any Lender under any of Articles II, III and IV may not be made in electronic format such as electronic mail and internet web pages if such Lender has notified the Administrative Agent that it is incapable of receiving such notices in such format. A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.
     (b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to the Borrower:	The GEO Group, Inc.
One Park Place
621 NW 53rd Street
Suite 700
Boca Raton, Florida 33487
Attention: John O’Rourke
Telephone No.: 561-999-7401
Telecopy No.: 561-999-7742

With copies to:	Akerman Senterfitt
One Southeast Third Avenue
28th Floor
Miami, Florida 33131-1714
Attention: Stephen K. Roddenberry, Esq. and Jose Gordo, Esq.
Telephone No.: 305-374-5600
Telecopy No.: 305-374-5095

And	The GEO Group, Inc.
One Park Place
621 NW 53rd Street
Suite 700
Boca Raton, Florida 33487
Attention: John Bulfin, General Counsel
Telephone No.: 591-622-5656
Telecopy No.: 561-691-6777

If to BNP Paribas as Administrative Agent:	in the case of any Notice of Borrowing, Notice of Continuation/Conversion, Notice or Prepayment or other routine administrative notice, to:

BNP Paribas
787 Seventh Avenue
New York, New York 10019
Attention: James Broadus
Telephone No.: 212-471-6630
Telecopy No.: 212-471-6603

in all other cases, to:

BNP Paribas
31st Floor
787 Seventh Avenue
New York, New York 10019
Attention: Shayn March
Telephone No.: 212-841-3938
Telecopy No.: 212-841-3830

With copies to:	BNP Paribas
31st Floor
787 Seventh Avenue
New York, New York 10019
Attention: Duane Helkowski
Telephone No.: 212-841-2940
Telecopy No.: 212-841-3830

If to any Lender:	To the address referred to on the Register.
     (c) Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit issued.
     SECTION 14.2 Expenses; Indemnity. The Borrower will (a) pay all reasonable out-of-pocket expenses (including, without limitation, all costs of electronic or internet distribution of any information hereunder) of the Administrative Agent in connection with (i) the preparation, execution and delivery of this Agreement and each other Loan Document, whenever the same shall be executed and delivered, including, without limitation, all reasonable out-of-pocket syndication and due diligence expenses and reasonable fees and disbursements of counsel for the Administrative Agent and (ii) the preparation, execution and delivery of any waiver, amendment or consent by the Administrative Agent or the Lenders relating to this Agreement or any other Loan Document, including, without limitation, reasonable fees and disbursements of counsel for the Administrative Agent, (b) pay all reasonable out-of-pocket expenses of the Administrative Agent and each Lender actually incurred in connection with the administration and enforcement of any rights and remedies of the Administrative Agent and Lenders under the Credit Facility, including, without limitation, in connection with any workout, restructuring, bankruptcy or other similar proceeding, creating and perfecting Liens in favor of the Administrative Agent on behalf of Lenders pursuant to any Security Document, enforcing any Obligations of, or collecting any payments due from, the Borrower or any Guarantor by reason of an Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty Agreement); consulting with appraisers, accountants, engineers, attorneys and other Persons concerning the nature, scope or value of any right or remedy of the Administrative Agent or any Lender hereunder or under any other Loan Document or any factual matters in connection therewith, which expenses shall include without limitation the reasonable fees and disbursements of such Persons, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, trustees, officers and directors, from and against any losses, penalties, fines, liabilities, settlements, damages, costs and expenses, suffered by any such Person in connection with any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents, reports or other information provided to the Administrative Agent or any Lender or contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including, without limitation, reasonable attorney’s and consultant’s fees, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.
     SECTION 14.3 Set-off.
     (a) In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default and during the continuance thereof, the Lenders and any assignee or participant of a Lender in accordance with Section 14.10 are hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Lenders, or any such assignee or participant to or for the credit or the account of the Borrower against and on account of the Obligations irrespective of whether or not (a) the Lenders shall have made any demand under this Agreement or any of the other Loan Documents or (b) the Administrative Agent shall have declared any or all of the Obligations to be due and payable as permitted by Section 12.2 and although such Obligations shall be contingent or unmatured. Notwithstanding the preceding sentence, each Lender agrees to notify the Borrower and the

Administrative Agent after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.
     (b) Any amount to be set-off pursuant to Section 14.3(a) shall be denominated in Dollars and any amount denominated in an Alternative Currency shall be in an amount equal to the Dollar Amount of such amount as determined by the Administrative Agent on the day of such proposed set-off.
     (c) Each Lender and any assignee or participant of such Lender in accordance with Section 14.10 are hereby authorized by the Borrower to combine currencies, as deemed necessary by such Person, in order to effect any set-off pursuant to Section 14.3(a).
     SECTION 14.4 Governing Law. This Agreement, the Notes and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), without regard to the conflicts of law provisions of such state.
     SECTION 14.5 Jurisdiction and Venue.
     (a) Jurisdiction. The Borrower hereby irrevocably consents to the personal jurisdiction of the state and federal courts located in New York, New York (and any courts from which an appeal from any of such courts must or may be taken), in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Notes and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. The Borrower hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Administrative Agent or any Lender in connection with this Agreement, the Notes or the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 14.1 (other than by posting on an internet web page). Nothing in this Section 14.5 shall affect the right of the Administrative Agent or any Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Administrative Agent or any Lender to bring any action or proceeding against the Borrower or its properties in the courts of any other jurisdictions.
     (b) Venue. The Borrower hereby irrevocably waives any objection it may have now or in the future to the laying of venue in the aforesaid jurisdiction in any action, claim or other proceeding arising out of or in connection with this Agreement, any other Loan Document or the rights and obligations of the parties hereunder or thereunder. The Borrower irrevocably waives, in connection with such action, claim or proceeding, any plea or claim that the action, claim or other proceeding has been brought in an inconvenient forum.
     SECTION 14.6 Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, EACH LENDER AND THE BORROWER HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE, JUDICIAL PROCEEDING, CLAIM OR CONTROVERSY IN CONNECTION WITH THIS AGREEMENT (“DISPUTES”), THE NOTES OR THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.
     SECTION 14.7 Reversal of Payments. To the extent the Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continue in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.
     SECTION 14.8 Injunctive Relief; Punitive Damages.
     (a) The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
     (b) The Administrative Agent, the Lenders and the Borrower (on behalf of itself and its Subsidiaries) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.
     SECTION 14.9 Accounting Matters. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance therewith; provided further that, until four (4) complete Fiscal Quarters have elapsed after the consummation by the Borrower of the acquisition of any business (including but not limited to the Acquisition), the calculation of all income statement and cash flow items shall be determined on a pro forma basis as if such acquisition had taken place on the first day of the period for which such calculation is made, using reasonable estimates agreed to by the Administrative Agent and based upon assumptions as to cost savings and synergies furnished by the Borrower in reasonable detail (provided that adjustments to EBITDA attributable to such assumptions shall in no event exceed ten percent (10%) of EBITDA (as calculated before giving effect to such adjustments)).
     SECTION 14.10 Successors and Assigns; Participations.
     (a) Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and the Lenders, all future holders of the Notes, and their respective successors and assigns, except that the Borrower shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.
     (b) Assignment by Lenders. Each Lender may, in the ordinary course of its business and in accordance with Applicable Law, sell or assign to any Lender, any Affiliate of a Lender or in the case of the Term Loans any Approved Fund and with the consent of the Borrower (so long as no Default or Event of Default has occurred and is continuing) and the consent of the Administrative Agent, which consents shall not be unreasonably withheld or delayed, assign to one or more other Eligible Assignees (any of the foregoing assignees or purchasers, a “Purchasing Lender”) all or a portion of its interests, rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Extensions of Credit at the time owing to it and the Notes held by it); provided that:
          (i) each such assignment shall be of a constant, and not a varying, percentage of the Revolving Credit Commitment and/or the Term Loan Commitment, as applicable, of the assigning Lender’s rights and obligations under this Agreement;
          (ii) if less than all of the assigning Lender’s Revolving Credit Commitment or Term Loan Commitment, as applicable, is to be assigned, the Commitment so assigned shall not be less than Five Million Dollars ($5,000,000) with respect to the Revolving Credit Facility and One Million Dollars ($1,000,000) (or otherwise agreed by the Administrative Agent and Borrower) with respect to the Term Loan Facility, unless such sale or assignment is made to an existing Lender, to an Affiliate thereof, or (with respect to any Term Loan) to an Approved Fund, in which case no minimum amount shall apply;
          (iii) the Purchasing Lender shall have delivered to the Administrative Agent all United States Internal Revenue Service Forms required pursuant to Section 5.11(e) and all of the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance substantially in the form of Exhibit H attached hereto (an “Assignment and Acceptance”), together with (to the extent requested by any Purchasing Lender) any Note or Notes subject to such assignment;
          (iv) no assignment of a Revolving Credit Commitment, or participation in L/C Obligations or Swingline Loans shall be made without the prior written consent of the Swingline Lender and the Issuing Lender and (so long as no Default or Event of Default has occurred and is continuing) the Borrower (which consents shall not be unreasonably withheld or delayed);
          (v) where consent of the Borrower to an assignment to a Purchasing Lender is required hereunder (including consent to an assignment to an Approved Fund), the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth Business Day;
          (vi) such assignment shall not, without the consent of the Borrower, require the Borrower to file a registration statement with the Securities and Exchange Commission or apply to or qualify the Loans or the Notes under the blue sky laws of any state; and
          (vii) unless otherwise agreed to by the Administrative Agent, the assigning Lender shall pay to the Administrative Agent an assignment fee of Three Thousand Five Hundred Dollars ($3,500) upon the execution by such Lender of the Assignment and Acceptance; provided that no such fee shall be payable upon any assignment by a Lender to an Affiliate thereof; and provided further that, in any case of contemporaneous assignments by a Lender (including a group of affiliated Lenders that are funds managed by the same investment advisor) to a single assignee or more than one fund managed by the same investment advisor (which funds are not then Lenders hereunder), only a single Three Thousand Five Hundred Dollars ($3,500) fee shall be payable for all such contemporaneous assignments.
Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof (unless otherwise agreed to by the Administrative Agent), (A) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereby and (B) the Lender thereunder shall, to the extent provided in such assignment, be released from its obligations under this Agreement.

     (c) Rights and Duties Upon Assignment. By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Purchasing Lender thereunder confirm to and agree with each other and the other parties hereto as set forth in such Assignment and Acceptance.
     (d) Register. The Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the amount of the Extensions of Credit with respect to each Lender from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. No Lender shall be entitled to inspect or require the Administrative Agent to furnish to it any information contained in the Register, including without limitation the identity of any other Lender; provided that the Administrative Agent shall, at the request of any Lender, furnish to such Lender information (including extracts) from the Register to the extent necessary to enable such Lender to verify or establish (including as proof in any legal proceeding) amounts due and owing by the Borrower to such Lender.
     (e) Issuance of New Notes. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and a Purchasing Lender together with any Note or Notes (if applicable) subject to such assignment and (if applicable) the written consent to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is substantially in the form of Exhibit H:
          (i) accept such Assignment and Acceptance;
          (ii) record the information contained therein in the Register;
          (iii) give prompt notice thereof to the applicable Lenders and the Borrower; and
          (iv) promptly deliver a copy of such Assignment and Acceptance to the Borrower.
Within five (5) Business Days after receipt of notice, the Borrower shall execute and deliver to the Administrative Agent, in exchange for the surrendered Note or Notes, a new Note or Notes to the order of such Purchasing Lender (to the extent requested thereby) in amounts equal to the Revolving Credit Commitment and/or Term Loan Commitment assumed by it pursuant to such Assignment and Acceptance and a new Note or Notes to the order of the assigning Lender (to the extent requested thereby) in an amount equal to the Revolving Credit Commitment and/or Term Loan Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes delivered to the assigning Lender. Each surrendered Note or Notes shall be canceled and returned to the Borrower. Notwithstanding anything in this Agreement to the contrary, any Lender which has not been issued a Note or Notes hereunder may at any time deliver a written request for a Note or Notes to the Administrative Agent and the Borrower. Within five (5) Business Days after receipt of notice, the Borrower shall execute and deliver to the Administrative Agent, a Note or Notes (as applicable) to the order of such Lender in amounts equal to the Revolving Credit Commitment and/or Term Loan Commitment of such Lender. Upon receipt thereby, the Administrative Agent shall promptly deliver such Note or Notes to such Lender.
     (f) Participations. Each Lender may, without notice to or the consent of the Borrower or the Administrative Agent, in the ordinary course of its commercial banking business and in accordance with

Applicable Law, sell participations to one or more banks or other entities (any such bank or other entity, a “Participant”) in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Extensions of Credit and the Notes held by it); provided that:
          (i) each such participation shall be in an amount not less than Five Million Dollars ($5,000,000) with respect to the Revolving Credit Facility and One Million Dollars ($1,000,000) with respect to the Term Loan Facility;
          (ii) such Lender’s obligations under this Agreement (including, without limitation, its Revolving Credit Commitment and/or Term Loan Commitment, as applicable) shall remain unchanged;
          (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;
          (iv) such Lender shall remain the holder of the Notes held by it for all purposes of this Agreement;
          (v) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement;
          (vi) such Lender shall not permit such Participant the right to approve any waivers, amendments or other modifications to this Agreement or any other Loan Document other than waivers, amendments or modifications which would reduce the principal of or the interest rate on any Loan or Reimbursement Obligation, extend the term or increase the amount of the Revolving Credit Commitment and/or Term Loan Commitment of such Lender, reduce the amount of any fees to which such Participant is entitled, extend any scheduled payment date for principal of any Loan or, except as expressly contemplated hereby or thereby, release substantially all of the Collateral; and
          (vii) any such disposition shall not, without the consent of the Borrower, require the Borrower to file a registration statement with the Securities and Exchange Commission to apply to qualify the Loans or the Notes under the blue sky law of any state.
     The Borrower agrees that each Participant shall be entitled to the benefits of Section 5.7, Section 5.8, Section 5.9, Section 5.10, Section 5.11 and Section 14.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 14.10; provided that a Participant shall not be entitled to receive any greater payment under Section 5.7, Section 5.8, Section 5.9, Section 5.10, and Section 5.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent and, with respect to any payment under Section 5.11, such Participant shall have delivered to the Administrative Agent all United States Internal Revenue Service Forms required pursuant to Section 5.11(e).
     (g) Disclosure of Information; Confidentiality. The Administrative Agent and the Lenders shall hold all non-public information with respect to the Borrower obtained pursuant to the Loan Documents (or any Hedging Agreement with a Lender or the Administrative Agent) in accordance with their customary procedures for handling confidential information; provided that the Administrative Agent may disclose information relating to this Agreement to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications and provided further, that the Administrative Agent or any Lender may disclose any such information to the extent such disclosure is (i) required by law or requested or required pursuant to any legal process, (ii) requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority (including, without limitation, the National Association of Insurance Commissioners) or (iii) used in any suit, action or proceeding for the purpose of defending itself, reducing its liability or protecting any of its claims, rights, remedies or interests under or in connection with the Loan Documents (or any Hedging Agreement with a Lender or the Administrative Agent). Any Lender may, in connection with any assignment, proposed assignment, participation or proposed participation pursuant to this Section 14.10, disclose to the Purchasing Lender, proposed Purchasing Lender, Participant, proposed Participant, or to any pledge referred to in Section 14.10(h), or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that prior to any such disclosure, each such Purchasing Lender, proposed Purchasing Lender, Participant or proposed Participant, pledge, contractual counterparty or professional advisor shall agree to be bound by the provisions of this Section 14.10(g). Notwithstanding any other provision in this Agreement, each of the parties hereto (and each employee, representative or other agent of any such party) may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction contemplated hereby and all materials of any kind (including opinions of other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.
     (h) Certain Pledges or Assignments. Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement or any other Loan Document to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of the Borrower or Administrative Agent, assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder or, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities; provided that any foreclosure or similar action by such trustee or representative shall be subject to the provisions of Section 14.10(b) concerning assignments.
     SECTION 14.11 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in Section 14.22 or in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided that no amendment, waiver or consent shall (a) increase or extend the Revolving Credit Commitment or Term Loan Commitment of any Lender or increase the amount of the Loans without the prior written consent of each Lender affected thereby, (b) reduce the rate of interest or amount of fees payable on any Loan or Reimbursement Obligation without the prior written consent of each Lender affected thereby, (c) reduce or forgive the principal amount of any Loan or Reimbursement Obligation without the prior written consent of each Lender affected thereby, (d) extend the scheduled time or times of payment of the principal of any Loan or Reimbursement Obligation (including, without limitation, the date of any principal amortization payment set forth in Section 4.3 or the final maturity date) or the time or times of payment of interest on any Loan or Reimbursement Obligation or any fee or commission with respect thereto or the duration of any Interest Period beyond six (6) months without the prior written consent of each Lender affected thereby, (e) permit any subordination of the principal or interest on any Loan or Reimbursement Obligation without the prior written consent of each Lender, (f) release the Borrower from any of the Obligations (other than Hedging Obligations) hereunder without the prior written consent of each Lender directly affected thereby, (g) permit any assignment (other than as specifically permitted or contemplated in this Agreement) of any of the Borrower’s rights and obligations hereunder without the prior written consent of each Lender, (h) release any material portion of the Collateral or release any Security Document (other than disposition of assets permitted pursuant to Section 11.5 and as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the prior written consent of each Lender, (i) release any Guarantor from its obligations under the Guaranty Agreement without the prior written consent of each Lender, (j) amend the provisions of this Section 14.11 or the definition of Required Lenders without the prior written consent of each Lender, (k) extend the time of the obligation of the Lenders holding Revolving Credit Commitments to make or issue or participate in Letters of Credit, in each case, without the prior written consent of each Lender holding Revolving Credit Loans or a Revolving Credit Commitment or (l) amend the provisions of Section 4.6(b) without the prior written consent of each Lender.
In addition, no amendment, waiver or consent to the provisions of (A) Section 4.4(b)(vii) with respect to the order of application of amounts prepaid, Section 5.4 with respect to the pro rata treatment of payments to the Lenders, any Section with respect to the pro rata nature of disbursements from the Lenders, or Section 5.5 with respect to the order of application of proceeds shall be made without the written consent of each Lender adversely affected thereby, (B) Article XIII shall be made without the written consent of the Administrative Agent and (C) Article III shall be made without the written consent of the Issuing Lender.
Notwithstanding anything to the contrary contained in this Agreement, if any Lender does not consent to any amendment, waiver or consent requested by the Borrower, and such amendment, waiver or consent is approved by the Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent given not more than forty-five (45) days after such approval, require such Lender to assign and delegate, without recourse and in accordance with the provisions of Section 14.10(b), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that such Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans, accrued interest thereon, accrued fees and all other amounts owing to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or from the Borrower (in the case of all other amounts).
     SECTION 14.12 Performance of Duties. The Borrower’s obligations under this Agreement and each of the other Loan Documents shall be performed by the Borrower at its sole cost and expense.
     SECTION 14.13 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.
     SECTION 14.14 Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XIV and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

     SECTION 14.15 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.
     SECTION 14.16 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.
     SECTION 14.17 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic means shall be as effective as delivery of a manually executed counterpart of this Agreement.
     SECTION 14.18 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and all Commitments have been terminated. The Administrative Agent is hereby permitted to release all Liens on the Collateral in favor of the Administrative Agent, for the ratable benefit of itself and the Lenders, upon repayment of the outstanding principal of and all accrued interest on the Loans, payment of all outstanding fees and expenses hereunder and the termination of the Lender’s Commitments. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.
     SECTION 14.19 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel.
     SECTION 14.20 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
     SECTION 14.21 Inconsistencies with Other Documents; Independent Effect of Covenants.
     (a) In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on the Borrower or its Subsidiaries or further restricts the rights of the Borrower or its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.
     (b) The Borrower expressly acknowledges and agrees that each covenant contained in Article IX, X, or XI hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Article IX, X, or XI if, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Article IX, X, or XI.

     SECTION 14.22 Increase of Revolving Credit Commitments. Notwithstanding anything to the contrary contained in this Agreement, the Administrative Agent, the Borrower and one or more financial institutions (including any existing Lender) may from time to time enter into an amendment to this Agreement solely for the purpose of adding such financial institution as a Lender with a Revolving Credit Commitment under this Agreement (or, if such financial institution is already a Lender, increasing its Revolving Credit Commitment); provided that (a) after giving effect to such amendment, (i) the aggregate Revolving Credit Commitments of all of the Lenders (including any new Lender) will not exceed Two Hundred Twenty-Five Million Dollars ($225,000,000) and (ii) the sum of (A) the aggregate amount of increases in the Revolving Credit Commitments made pursuant to this Section 14.22 plus (B) the aggregate amount of Incremental Term Loans shall not exceed One Hundred Fifty Million Dollars ($150,000,000), (b) on the effective date of such amendment the outstanding Revolving Credit Loans will be deemed to be reallocated among the Lenders (including any new Lender) so that such Revolving Credit Loans are pro rata to the Revolving Credit Commitments of all of the Lenders after giving effect to such amendment, and the new Lender (or the existing Lender whose Commitment is being increased) will pay to the Administrative Agent for the account of the other Lenders such amount as is necessary to accomplish such result, (c) the Borrower shall simultaneously pay to each existing Lender any funding losses to be incurred by such lender in connection with the payment to be received by such Lender pursuant to clause (b) above, (d) on the effective date of such amendment such financial institution enters into a Lender Addendum accepted and agreed to by the Borrower and the Administrative Agent with respect to the such Revolving Credit Commitment (or increase in its Revolving Credit Commitment, as the case may be) and (e) no Lender shall be obligated to enter into any such amendment or increase its Revolving Credit Commitment. Any such amendment shall be in form and substance satisfactory to the Administrative Agent who shall promptly provide a copy thereof to each Lender.
     SECTION 14.23 Incremental Term Loans. In addition to borrowings of the Initial Term Loans pursuant to Article IV, at any time and from time to time prior to the Term Loan Maturity Date, the Borrower may request that one or more Persons (which may include any or all of the Lenders) offer to enter into commitments to make term loans (each such loan being herein called an “Incremental Term Loan”); provided that (a) no Default would exist after giving pro forma effect to the borrowing or the intended use of proceeds of such Incremental Term Loan, (b) if such offer is to be made by any Person that is not already a Lender hereunder, the Administrative Agent shall have consented (such consent not to be unreasonably withheld or delayed) to such Person being a Lender hereunder and (c) no Lender shall be obligated to make any such offer or participate in any Incremental Term Loans. In the event that one or more of such Persons offer, in their sole discretion, to enter into such commitments, and such Persons and the Borrower agree as to the amount of such commitments that shall be allocated to the respective Persons making such offers and the fees (if any) to be payable by the Borrower in connection therewith and the interest rate, amortization, maturity date and loan call protection to be applicable thereto, the Borrower, such Persons and the Administrative Agent shall execute and deliver an Incremental Term Loan Addendum with respect thereto, and such Persons shall become obligated to make Incremental Term Loans under this Agreement in an amount equal to the amount of their respective Incremental Term Loan Commitments as specified in such Incremental Term Loan Addendum. The Incremental Term Loans to be made pursuant to any such Incremental Term Loan Addendum in response to any such request by the Borrower shall be deemed to be a separate “Series” of Incremental Term Loans for all purposes of this Agreement.
     Anything herein to the contrary notwithstanding, (a) the minimum aggregate principal amount of Incremental Term Loan Commitments entered into pursuant to any such request (and, accordingly, the minimum aggregate principal amount of any Series of Incremental Term Loans) shall be Ten Million Dollars ($10,000,000), (b) the aggregate principal amount of all Term Loan Commitments shall not exceed Five Hundred Fifteen Million Dollars ($515,000,000), (c) the sum of (i) the aggregate amount of increases in the Revolving Credit Commitments made pursuant to Section 14.22 plus (ii) the aggregate amount of all Incremental Term Loans shall not exceed One Hundred Fifty Million Dollars ($150,000,000), (d) the final maturity for the Incremental Term Loans of any Series shall not be earlier than the Term Loan Maturity Date, (e) the weighted average life to maturity (determined in a manner satisfactory to the Administrative Agent) of the Incremental Term Loans of any Series at the time of the making thereof shall not be shorter than the then-remaining weighted average life to maturity (so determined) of the Initial Term Loans and (f) except for the amortization, maturity date, interest rate and loan call protection to be applicable thereto, and any fees to be paid in connection therewith, the Incremental Term Loans of any Series shall have the same terms as the Initial Term Loans.
     SECTION 14.24 USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with said Act.
     SECTION 14.25 Transition Provisions. Notwithstanding anything to the contrary in the Existing Facility or this Agreement, this Agreement shall constitute an amendment and restatement, and not a novation, of the Existing Facility and:
     (a) the L/C Participants shall, without any further act by any party, automatically acquire participations pursuant to Section 3.4 in all letters of credit issued pursuant to the Existing Facility by the issuing lender thereunder and outstanding on the Closing Date as if such letters of credit had been issued pursuant to this Agreement (all such letters of credit shall be considered Letters of Credit for purposes of this Agreement);
     (b) the Existing Swingline Loan shall be paid in full by the Borrower on the Closing Date pursuant to Sections 2.3 and 4.2 of this Agreement;
     (c) the Existing Revolving Credit Loan, all accrued and unpaid interest thereon, any associated breakage costs, and all accrued and unpaid commitment fees and letter of credit commissions owing by the Borrower under the Existing Facility shall be paid in full by the Borrower on the Closing Date pursuant to Sections 2.3 and 4.2 of this Agreement.
[Signature pages to follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

THE GEO GROUP, INC. (formerly known as Wackenhut Corrections Corporation), as Borrower
By:	/s/ John G. O’Rourke
	Name:	John G. O’Rourke
	Title:	Senior Vice President and Chief Financial Officer

BNP PARIBAS, as Administrative Agent and Lender
By:	/s/ Duane Helkowski
	Name:	Duane Helkowski
	Title:	Managing Director

By:	/s/ Tilcia Toledo
	Name:	Tilcia Toledo
	Title:	Director